EXHIBIT 10.1

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with the Securities and Exchange Commission.

Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

LICENSE AGREEMENT

BY AND BETWEEN

CARA THERAPEUTICS, INC.

AND

VIFOR FRESENIUS MEDICAL CARE RENAL PHARMA LTD.

May 17, 2018

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LICENSE AGREEMENT

This License Agreement (the “Agreement”) is entered into as of  May 17, 2018 (the “Effective Date”), by and between Cara Therapeutics, Inc., a corporation organized and existing under the laws of Delaware and having an office located at offices at 4 Stamford Plaza,107 Elm Street, 9th Floor Stamford, CT 06902 (“Cara”), and Vifor Fresenius Medical Care Renal Pharma Ltd., a corporation organized and existing under the laws of Switzerland and having an office located at Rechenstrasse 37, CH-9014 St. Gallen, Switzerland (“VFMCRP”).

INTRODUCTION

1.Cara is a biopharmaceutical company focused on, among other things, the discovery, research and development of novel drugs to address unmet medical needs.

2.VFMCRP is a pharmaceutical company focused on renal care that has expertise and resources relating to, among other things, promotion, marketing, sale and distribution of pharmaceutical products useful in treating patients with renal diseases.

3.Cara has developed expertise, technology and intellectual property relating to its drug candidate referred to as CR-845, in intravenous (or I.V.) form, and wishes to license such drug candidate (solely in I.V. form, except as otherwise provided per Section 2.7 below) on an exclusive basis in a specified territory to a company for conducting certain further development, seeking regulatory approval and commercializing such candidate in such territory (with certain limitations on such license rights in the United States, as specified below).

5.VFMCRP desires to obtain such license rights in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, Cara and VFMCRP agree as follows:

Article I

DEFINITIONS

Unless specifically set forth to the contrary herein, the following capitalized terms, when used in this Agreement and whether used in the singular or plural, shall have the respective meanings set forth below:

1.1“Accounting Standards” means, (a) with respect to Cara or its Affiliates, United States generally accepted accounting principles (GAAP), consistently applied, (b) with respect to VFMCRP or its Affiliates, International Financial Reporting Standards (IFRS), and (c) with respect to either Party’s Sublicensees/(sub)licensees, GAAP or IFRS, in each case, as such standards exist from time to time, consistently applied throughout the applicable entity or organization.

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1.2“Affiliate” means, with respect to an entity, any corporation or other business entity controlled by, controlling, or under common control with the first entity, with term “controlling” (with correlative meanings for the terms “controlled by” and “under common control with”) meaning that the applicable entity has direct or indirect beneficial ownership of more than 50% of the voting stock of, or the actual ability (direct or indirect) to direct and control the management and business policies of, the applicable other entity.  Notwithstanding the foregoing, the “Affiliates” of VFMCRP will not include, FMC or any member of the FMC Group.

1.3“Alliance Manager” means a Party’s employee appointed as provided in Section 3.5 to be the primary contact of such Party with respect to Development activities under this Agreement.

1.4“API” means active pharmaceutical ingredient, which is also commonly referred to as drug substance.

1.5“Applicable Law” means all laws, statutes, rules, codes, regulations, orders, judgments or ordinances applicable to a Party in connection with the applicable activities of such Party as contemplated under this Agreement.

1.6“Business Day” means a day that is not a Saturday, Sunday or a day on which national banking institutions in Stamford, Connecticut and in Zurich, Switzerland are authorized by Law to remain closed.

1.7“Bundle” means a treatment protocol for which CMS has either (a) issued a final ruling to include a Licensed Product in the bundled payment under the End-Stage Renal Disease Prospective Payment System for renal dialysis services, or (b) provided written confirmation that CMS considers the Licensed Product to be included as part of the bundled payment under such End-Stage Renal Disease Prospective Payment System.

1.8“Bundled Product” means one or more Licensed Products together with one or more other products that are either (a) packaged together for sale or shipment as a single unit or sold at a single price or (b) marketed or sold collectively as a single product.

1.9 “Calendar Quarter” means any of the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

1.10“Calendar Year” means any successive period of twelve (12) consecutive months commencing on a January 1 and ending on the following December 31.

1.11“Cara Product Technology” means all Licensed Patent Rights and Licensed Know-How.

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1.12“Clinical Trial” means a human study designed to measure the safety, efficacy, tolerability and appropriate dosage of a Licensed Product or Compound in support of achieving Regulatory Approval of such Licensed Product or Compound, as the context requires, including a phase 1 clinical study, a phase 2 clinical study, a pivotal clinical study or a Phase 3 Study, as applicable, and including, where applicable, post-Regulatory Approval clinical studies, such as “phase 4” trials.

1.13“CMS” means Center for Medicaid & Medicare Services.

1.14“Combination Product” means any Licensed Product that is comprised of two or more APIs, at least one of which is the Licensed Compound.

1.15 “Commercially Reasonable Efforts” means, with respect to particular efforts to be expended by a Party with respect to any objective, including, without limitation, Development, seeking Regulatory Approval or Reimbursement Approval, Commercialization and manufacturing of the Licensed Products under the Agreement, those efforts and resources commonly used and applied by a similarly situated pharmaceutical company to conduct similar tasks or obligations for compounds or pharmaceutical products at a similar stage of research, development, commercialization and which are of similar market potential as the Licensed Product and (if applicable) at a similar stage of product life, in each case taking into account the Relevant Factors in effect at the time such efforts are expended.

1.16“Commercialization” or “Commercialize” means any activity directed to obtaining pricing or reimbursement approvals, manufacturing, marketing, promoting, distributing, importing, offering to sell or selling a Licensed Product.

1.17“Completion” means, with respect to a Clinical Trial, that all activities that are to be conducted under the complete protocol for such Clinical Trial (including dosing, data collection and study subject follow-up) have been completed for all study subjects to be enrolled in such Clinical Trial, that all data and results of such Clinical Trial have been appropriately recorded and analyzed as provided in the protocol, and the final clinical study report for such Clinical Trial has been prepared in final form and provided to Cara and VFMCRP.

1.18“Compound” means the kappa opioid receptor agonist compound of  Cara known as “CR-845”, having the chemical structure set forth in Exhibit 1.18 of this Agreement,  including any salt, known pro-drug (i.e., a chemically modified form of such agonist compound that is designed and intended to be metabolized in a human to become such agonist compound), freebase, partially protonated or deprotonated form, or crystal form of such compound or a stereoisomer thereof.

1.19“Competing Product” means any pharmaceutical product, other than the Licensed Product, that is an agonist of the kappa-opioid receptor and is directed to the inhibition, prevention or treatment of uremic pruritus.

1.20“Confidential Information” means, with respect to a Party, any and all data, results and other Know-How, which may include scientific, pre-clinical, clinical, regulatory,

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manufacturing, marketing, financial and commercial results, data and other information, that is or was provided or disclosed by such Party (or its Affiliate) to the other Party (or its Affiliate), whether communicated in writing or orally or by any other method, in connection with this Agreement including all such  information that was disclosed under the Prior Agreement.  Notwithstanding the foregoing, the term “Confidential Information” excludes particular information that, in each case as demonstrated by competent written documentation:

(a)is publicly disclosed and made generally available to the public, either before or after it becomes known to the receiving Party, and other than through any act or omission of the receiving Party or its Affiliates in breach of this Agreement;

(b)was known to the receiving Party or its Affiliate, without obligation to a Third Party to keep it confidential, prior to the date of first disclosure by the disclosing Party to the receiving Party;

(c)is subsequently disclosed to the receiving Party or its Affiliate by a Third Party lawfully in possession thereof without obligation to keep it confidential and without a breach of such Third Party’s obligations of confidentiality; or

(d)has been independently developed by the receiving Party or its Affiliate without the aid, application or use of the disclosing Party’s Confidential Information (the competent written proof of which must be contemporaneous with such independent development).

1.21“Control” means, with respect to any item of or right under Patent Rights or Know-How, that the applicable Party owns or has a license (or sublicense, as applicable) under (other than a license granted by the other Party pursuant to this Agreement) such items or right, and has the actual rights to grant the other Party access to and/or a license or sublicense (as applicable) under such item or right, as provided for in this Agreement, without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

1.22“Cover” means (with correlative meanings for the terms “Covering” or “Covered”), with respect to a compound, composition of matter, formulation, apparatus, article of manufacture, product, technology, process or method (collectively, “Compositions or Technology”) that, in the absence of ownership of or a license granted under a particular Valid Claim, the manufacture, use, offer for sale, sale or importation of such Compositions or Technology would infringe such Valid Claim, or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue.

1.23“Default” means, with respect to a Party, that (a) any material representation and warranty of such Party set forth in this Agreement shall have been untrue in any material respect when made, or (b) such Party shall have failed to perform fully any material obligation of such Party set forth in this Agreement.

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1.24“Development” or “Develop” means all internal and external research, development prior to receipt of Regulatory Approval in the applicable country, including (as applicable):  research, preclinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, development-stage manufacturing, quality assurance/quality control procedure development and performance with respect to clinical materials, statistical analysis and report writing and clinical studies, regulatory affairs, and all other pre-Regulatory Approval activities.  “Development” will also include development and regulatory activities for additional forms, formulations or indications for a Licensed Product after Regulatory Approval of such Licensed Product, and clinical trials initiated following receipt of Regulatory Approval, or to be conducted after a Regulatory Approval, that was mandated by the applicable Regulatory Authority as a condition of such Regulatory Approval with respect to an approved indication. When used as a verb, “Develop” means to engage in Development.

1.25“Development Plan” means the plan developed by JDC and approved by the JSC, as set forth in Section 4.3, that sets forth the Development activities to be undertaken by Cara and (if applicable) VFMCRP with respect to Licensed Product, and as such plan may be amended or modified in writing by the Parties.

1.26“Dollars” or “$” means the legal tender of the U.S.

1.27 “EEA” means, collectively, the countries that are members of the European Union (as redefined from time to time) (the “EU”), and member states of the EFTA (European Free Trade Association) such as Iceland, Liechtenstein, Norway and any other country in the European Economic Area European Free Trade Association (EEA-EFTA) in which a centralized marketing authorization issued by the EMA is valid.

1.28“EMA” means the European Medicines Agency, or any successor agency.

1.29“FDA” or “Food and Drug Administration” means the United States Food and Drug Administration, or any successor agency thereto.

1.30“Field” means all therapeutic uses relating to the inhibition, prevention or treatment of itch associated with pruritus in hemodialysis and peritoneal-dialysis patients in the Licensed Territory using the Licensed Product.

1.31“First Commercial Sale” means, as to a particular Licensed Product in a country in the Licensed Territory, on a country-by-country and Licensed Product-by-Licensed Product basis, the first sale of such Licensed Product in a bona fide arms-length transaction by or on behalf of VFMCRP or its Affiliate or Sublicensee to a Third Party in such country in exchange for cash or some equivalent to which value can be assigned after such Licensed Product has been granted all necessary Regulatory Approvals by a Regulatory Authority having jurisdiction for such country. First Commercial Sale excludes any sale or other distribution for use in a clinical trial or other Development activity, or for compassionate or named-patient use sold at or below seller’s costs.

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1.32“FMC Group” means FMC and FMC’s Affiliates and FMC US Dialysis Clinics, which for purposes of this Agreement are not considered to be Affiliates of VFMCRP.

1.33“FMC” means Fresenius Medical Care, which for purposes of this Agreement is not considered to be an Affiliate of VFMCRP.

1.34“FMC US Dialysis Clinics” means mean Majority Owned Clinics and Formulary Clinics (in each case, as defined below), and home hemodialysis and peritoneal-dialysis programs administered through Majority Owned Clinics or Formulary Clinics.

For the purposes of this Agreement:  (i) “Majority Owned Clinics” shall mean all dialysis clinics and home dialysis programs in the U.S. that are Affiliates of FMC; and (ii) “Formulary Clinics” shall mean, except as otherwise provided below, all dialysis clinics (including home dialysis programs) in the U.S. that purchase pharmaceutical products under FMC’s or FMC’s Affiliates’ formulary guidelines and all dialysis clinics (including home dialysis programs) for which FMC or its Affiliates provide management or administrative services that include the purchase of pharmaceutical products.  For clarity, the Majority Owned Clinics and Formulary Clinics existing on the Effective Date are all listed by name and address on the “List of FMC US Dialysis Clinics” document provided to Cara as of just prior to the Effective Date.  Notwithstanding the foregoing, the term “Formulary Clinics” expressly excludes (except as otherwise agreed by the Parties in writing) all dialysis clinics and home dialysis programs owned or operated by any of the five dialysis providers listed on Exhibit 1.34 of this Agreement or any affiliate of any such provider (and, for clarity, any sales of Licensed Product by Cara (or its Affiliate) to any such clinics or programs shall not be included in FMC Clinic Sales or in the calculation of “Net Profit” hereunder).

1.35“Generic Product” means, with respect to a Licensed Product, any other product sold by a Third Party that (a) contains the same active ingredient (and no other active ingredient(s)) and has regulatory approval for the same use as the Licensed Product, (b) has received marketing approval in the Licensed Territory by reference to any Regulatory Approval for the Licensed Product (or any data therein) and (c) is sold in such country by a Third Party that is not a sublicensee of Licensee or its Affiliates and did not purchase such product in a chain of distribution that included Licensee, its Affiliates or sublicensees.

1.36“Good Clinical Practices” or “GCP” means the then-current good clinical practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time to time.

1.37“Good Laboratory Practices” or “GLP” means the then-current good laboratory practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time to time.

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1.38“Good Manufacturing Practices” or “GMP” means the then-current good manufacturing practice standards, practices and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time to time.

1.39 “Governmental Authority” means any United States federal, state or local government agency or authority, or any governmental agency or authority of a country or jurisdiction in the Licensed Territory outside the United States, or political subdivision thereof, or any multinational organization or authority in the Licensed Territory, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body.

1.40“Improvement” means any data, results and other Know-How, including any improvements, enhancements or modifications to Compound, Licensed Product, and/or Cara Product Technology, patented or not, that are conceived, reduced to practice or otherwise discovered, generated, invented or developed during the Term by or on behalf of VFMCRP or its Affiliate or Sublicensee, alone or in collaboration with a Third Party (which includes, for clarity, all clinical and study data and results of research or Development conducted by any such party on Compound or Licensed Product), provided, however, that an Improvement will not include any Invention directed towards any compound (excluding, for clarity, the Compound) that is proprietary to Licensee or any Affiliate of Licensee or that is developed by or on behalf of Licensee or any Affiliate of Licensee outside of the scope of this Agreement.

1.41“Invention” means any new and useful method, process, article of manufacture, compound, composition of matter, formulation, apparatus, discovery or finding, or any improvement thereof, that is or may be patentable in at least one country in the Licensed Territory.

1.42“Investigator-Sponsored Studies” (ISS) shall mean research efforts in which the investigator designs and implements the study and the investigator or his/her institution acts as the study sponsor. As the sponsor, the investigator assumes all responsibilities for complying with applicable regulatory requirements. ISS may be supported by Cara or VFMCRP in the form of investigational product, funding, and/or technical input.

1.43“Joint Development Committee” or “JDC” means the committee formed by the Parties as provided in Section 3.3, to supervise certain Development of the Licensed Parties by the Parties under this Agreement.

1.44“Joint Know-How” means any Know-How that is jointly made, identified, discovered or created during the Term by at least one employee of Cara or its Affiliate or person contractually required to assign or license such Know-How to Cara and at least one employee of VFMCRP or its Affiliate or person contractually required to assign such Know-How to VFMCRP, but excluding any Improvements.

1.45“Joint Patents” mean all Patent Rights claiming Inventions in Joint Know-How.

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1.46“Joint Technology” means Joint Know-How and Joint Patents

1.47 “Joint Steering Committee” or “JSC” means the committee formed by the Parties as provided in Section 3.1, to oversee the activities of the Parties under this Agreement.

1.48“Know-How” means (a) any scientific or technical results, data and other information of any type whatsoever, in any tangible or intangible form whatsoever, that is not in the public domain, which may include databases, practices, methods, techniques, specifications, formulations, formulae, protein sequences, DNA sequences, knowledge, know-how, skill, experience, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data, (b) any biological, chemical, or physical material that is not in the public domain or otherwise generally available to the public and (c) any dosage regimens, control assays, product specifications, analytical and quality control data, marketing, pricing, distribution cost and sales data or descriptions that are not in the public domain or otherwise generally available to the public, and including, for clarity, all Inventions.

1.49“Licensed Know-How” means all Know-How that (a) is Controlled by Cara as of the Effective Date or during the Term and (b) is related to the development or use of Licensed Product in the Field.

1.50“Licensed Patent Rights” means all Patent Rights in the Licensed Territory or the U.S. that (a) are Controlled by Cara as of the Effective Date or during the Term, and (b) Cover Licensed Product or its manufacture or method of use in the Field (which includes Cara’s rights in applicable Joint Patents).

1.51“Licensed Product” means any intravenous (I.V.) pharmaceutical drug product, including any appropriate IV preparation, formulation, or dosage form thereof, that includes the Compound as at least one API therein.

1.52“Licensed Territory” means all countries in the world excluding the U.S., Japan and South Korea (and subject to Section 10.2(e).

1.53“Major Market” means any of the following territories: (a) the United Kingdom; (b) Germany; (c) Spain; (d) Italy, or (e) France.

1.54“NDA” means (a) a New Drug Application filed with the FDA, or (b) any similar application required for the purpose of marketing or selling or commercially using a drug product filed with a Regulatory Authority in a non-U.S. country or group of countries in the Licensed Territory, including a Product License Application or Marketing Authorization Application (“MAA”) in the EEA, but excluding Reimbursement Approval applications.

1.55“Net Sales” means the gross amount invoiced for sales (during the applicable period) of Licensed Product in the Licensed Territory by VFMCRP or its Affiliates or Sublicensees to unaffiliated Third Parties, or (as applicable) for sales of Licensed Product by Cara to FMC US Dialysis Clinics based on orders taken by VFMCRP (or its Sublicensee, if

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applicable) from such FMC US Dialysis Clinics for such Licensed Products, less the following deductions from such amount to the extent actually allowed or incurred with respect to such sales:

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such deductions, in each case, to the extent allowable in calculating net sales in accordance with the Accounting Standards, consistently applied through the selling party’s corporate organization.

Net Sales will be determined from books and records of sellers, maintained in accordance with the Accounting Standards, as consistently applied, with respect to sales of any Licensed Product.

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Net Sales will not include [***].

Each of the foregoing deductions shall be permitted if incurred in the ordinary course of business in type and amount consistent with good industry practice and in accordance with the Accounting Standards on a basis consistent with VFMCRP’s audited consolidated financial statements.

If Licensed Product is sold other than for cash, the Net Sales on such sale shall be calculated by [***].

In the event that a Licensed Product is sold as part of a Combination Product (which Combination Product has been approved by the Parties, as required in Section 2.1), the Net Sales from such sale of the Combination Product, for the purposes of determining royalty payments, will be determined (a) [***].  In such event, Licensee will in good faith make a determination of the respective fair market values of the Licensed Product and all other API(s) included in the Combination Product, or (b) as otherwise agreed in writing by the Parties.

If a Licensed Product is sold as part of a Bundled Product, then the Seller will [***].

1.56“Recognized Agent” or “Third Party Distributor” for the purpose of this Agreement shall mean, with respect to a particular country, any Third Party that is engaged by VFMCRP to distribute Products directly to customers in such country (as permitted under the terms of this Agreement).

1.57“Party” means VFMCRP or Cara individually, and “Parties” means VFMCRP and Cara collectively.

1.58“Patent Rights” means patents, patent applications or provisional patent applications, utility models and utility model applications, petty patents, innovation patents, patents of addition, divisionals, continuations, continuation-in-part applications, continued prosecution applications, requests for continued examinations, reissues, renewals, reexaminations and extensions and supplementary protection certificates granted in relation thereto, in any country of the world.

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1.59“Phase 3 Study” means a human Clinical Trial conducted in any country in the Licensed Territory on Licensed Product that meets the requirements of 21 CFR §312.21(c), and that, when the results of such trial are combined with the clinical data from other Clinical Trials on Licensed Product completed as of the Completion of such trial, are intended (by sponsor thereof) to be sufficient to be able to prepare and file an NDA with the FDA covering Licensed Product.  A Phase 3 Study typically is a large scale clinical study (usually several hundreds of patients) performed after preliminary evidence suggesting effectiveness of the drug has been obtained in phase 2 clinical studies, and it is intended to gather the pivotal information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug and, along with other Clinical Trials, to provide an adequate basis for Regulatory Approval.

1.60“Phase IV Clinical Trial” means clinical study of a pharmaceutical product on human subjects commenced after receipt of Regulatory Approval of such pharmaceutical product for the purpose of satisfying a condition imposed by a Regulatory Authority to obtain Regulatory Approval, or to support the marketing of such pharmaceutical product, and not for the purpose of obtaining initial Regulatory Approval of a pharmaceutical product. The term “Phase IV Clinical Trials” shall not include Investigator-Sponsored Studies.

1.61“Prior Agreement” means the Confidentiality Agreement between Cara and VFMCRP effective as of September 16, 2016.

1.62“Product Trademark” means the trademark of Cara set forth in Exhibit 1.62 of this Agreement.

1.63“Prosecution” means, with respect to a Patent Right, the preparation, filing, prosecution and maintenance of such Patent Right (and all directly related activities), as well as all activities relating to post grant review proceedings, reexaminations, reissues and the like with respect to such Patent Right, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to the particular Patent Right; the term “Prosecute” shall have the correlative meaning.

1.64“Regulatory Approval” means, with respect to a particular Licensed Product in a specific country or regulatory jurisdiction, obtaining the technical, medical and scientific licenses, registrations, authorizations and approvals (including approvals of NDAs and labeling approvals), in each case as necessary under Applicable Law for the promotion or sale of such Licensed Product in such country or regulatory jurisdiction.

1.65“Regulatory Authority” means any applicable Government Authority involved in granting approvals, registrations or licenses for the manufacturing, marketing, selling, reimbursement or pricing of a Licensed Product in the Licensed Territory or any portion thereof, including but not limited to the FDA, EMA and PMDA (in each case as applicable), and any successor governmental authority having substantially the same function.

1.66“Reimbursement Approval” means an approval, agreement, determination or other decision by the applicable Governmental Authority and/or Regulatory Authority that establishes prices charged to end-users for biopharmaceutical products that a Licensed Product will be reimbursed by the Governmental Authorities and/or Regulatory Authorities in the Territory.

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1.67 “Relevant Factors” means, with respect to a particular activity or obligation of a Party under this Agreement  relating to the Development, Regulatory Approval, Reimbursement Approval, Commercialization or manufacturing of a Licensed Product, the applicable of the following factors that likely apply to or affect such activity or obligation (without taking into account any other product or products that such Party may be developing, manufacturing or commercializing): actual issues of safety, efficacy or stability; product profile (including product modality, category and mechanism of action); stage of development or life cycle status; actual projected costs of the applicable development, Regulatory Approval, manufacturing or Commercialization activities (without taking into account any payments under this Agreement); issues regarding the ability to manufacture or have manufactured any Licensed Product; the likelihood of obtaining Regulatory Approvals and the timing of such Regulatory Approvals; the labeling and anticipated labeling of such Licensed Product; present and future market potential of such Licensed Product; existing or projected pricing, sales, reimbursement and profitability of such Licensed Product; pricing or reimbursement changes in the relevant country in the Licensed Territory; and proprietary position, strength and duration of patent protection and anticipated exclusivity of such Licensed Product.

1.68 “Royalty Term” means, with respect to a Licensed Product being sold in a particular country or territory in the Licensed Territory, on a Licensed Product-by-Licensed Product and a country-by-country basis, the period commencing on First Commercial Sale of the Licensed Product in such country or territory, and ending on the latest to occur of:  (a) the expiration of the last Valid Claim within the Licensed Patent Rights that Covers (i) the composition of matter of the Compound or Licensed Product in such country, or (ii) a method of use of the Compound for which Licensed Product has obtained a Regulatory Approval in such country, (b) expiration of marketing or regulatory exclusivity in such country in the Territory, or (c) the tenth (10th) anniversary of the date of the First Commercial Sale by VFMCRP or any of its Affiliates or Sublicensees of such Licensed Product in such country.

1.69“Senior Executive” means (a) in the case of Cara, the Chief Executive Officer of Cara (or a senior executive officer designated by the Chief Executive Officer of Cara), and (b) in the case of VFMCRP, the Chief Executive Officer of VFMCRP, or such individual’s nominated designee who is a member of the applicable Party’s senior management with appropriate decision making authority.

1.70“Sublicensee” means any Third Party or other entity that is granted a sublicense under the license rights granted in Section 2.1, 2.2 or 2.3 of this Agreement in compliance with Section 2.4.

1.71“Supply Agreement” means a supply agreement covering manufacture and supply of Licensed Product to VFMCRP, to be negotiated and entered into by the Parties as provided in Section 5.4.

1.72“Term” means the term of this Agreement, as defined in Section 10.1 of this Agreement.

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1.73“Third Party” means an entity or person other than Cara, VFMCRP and their respective Affiliates.

1.74“U.S.” means the United States of America, including all its territories.

1.75“Valid Claim” means:  (a) a claim of an issued patent that has not expired or been abandoned, and has not been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final judgment from which no further appeal can be taken, or (b) a claim within a pending patent application which application has not been pending for more than seven (7) years from the date of its priority filing date and which claim has not been irretrievably revoked, irretrievably cancelled, irretrievably withdrawn, held invalid or abandoned by a patent office, court or other governmental agency of competent jurisdiction in a final judgment from which no further appeal can be taken, or finally determined to be unallowable in a decision from which an appeal cannot or can no longer be taken.  For clarity, a claim of an issued patent that ceased to be a Valid Claim before it issued because it had been pending too long, but subsequently issues and is otherwise described by clause (a), shall again be considered to be a Valid Claim once it issues.  The same principle shall apply in similar circumstances such as if, for example (but without limitation), a final rejection of a claim is overcome. “Valid Claim” does not include any claim in any issued and unexpired Cara Patent in the Territory Covering (i) an alternative manufacturing process to produce the Compound or the Licensed Product, including its components (i.e., a manufacturing process other than the manufacturing process used by or on behalf of Cara or its Affiliate to produce the Compound or the Licensed Product as of the applicable time) or (ii) an Improvement made solely by one or more employees of Licensee or its Affiliates or persons contractually required to assign or license such Improvement (or Patent Covering such Improvement) to Licensee or an Affiliate of Licensee.

1.76“VFMCRP Product Technology” means all Improvements and all Patent Rights and other intellectual property rights that claim or cover or otherwise relate to any Improvements.

1.77Additional Definitions.  Each of the following definitions is set forth in the section of this Agreement indicated below:

Defined Term	Section
Additional Clinics	1.29
Additional I.V. Indications	2.9
Bankruptcy Code	2.8
Breach Notice	10.2(a)
Cara Indemnitees	9.5
Defaulting Party	10.2(a)
Dispute	11.1
EU	1.22
Europe Diligence Requirement	5.1(b)
Field Infringement	7.4(b)
FKC	2.2(c)

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Defined Term	Section
FMC Clinic Sales	6.6
Global Development Program	4.2(a)
Initiating Party	7.4(d)
Jointly-Owned Patent Rights	7.2
Knowledge	9.2
Local Trademark	5.5
Local Trade Dress	7.6
Losses	9.5
MAA	1.42
Mark Infringement	7.5
Non-Defaulting Party	10.2(a)
Non-Europe Diligence Requirement	5.1(b)
Net Profit	6.6
Patent Challenge	10.2(d)
Recognized Agent	1.43
Records	4.5
Royalty Term	6.4(b)
SEC Filing	8.3(c)
Supply Agreement	5.4
Supply Price	5.4
Taxes	6.9
Third Party Claim	9.5
Third Party Distributor	1.43
VAT	6.9(b)
VFMCRP Indemnitees	9.6

1.71Interpretation.  (a) Whenever any provision of this Agreement uses the term “including” (or “includes”), such term will be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitations” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”); (b) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words will refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used; (c) all definitions set forth herein will be deemed applicable whether the words defined are used herein in the singular or the plural; (d) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders; (e) the recitals set forth at the start of this Agreement, along with the schedules and exhibits to this Agreement, and the terms and conditions incorporated in such recitals and schedules and exhibits will be deemed integral parts of this Agreement and all references in this Agreement to this Agreement will encompass such recitals and schedules and exhibits and the terms and conditions incorporated in such recitals and schedules and exhibits; provided that in the event of any conflict between the terms and conditions of this Agreement and any terms and conditions set forth in the recitals, schedules or exhibits, the terms of this Agreement will control; (f) in the event of any conflict between the terms and conditions of this Agreement and any terms and conditions that may be set forth on any order, invoice, verbal

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agreement or otherwise, the terms and conditions of this Agreement will govern; (g) this Agreement will be construed as if both Parties drafted it jointly, and will not be construed against either Party as principal drafter; (h) unless otherwise provided, all references to Sections, Articles and Schedules in this Agreement are to Sections, Articles and Schedules of and to this Agreement; (i) any reference to any federal, national, state, local or foreign statute or law will be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise; (j) wherever used, the word “shall” and the word “will” are each understood to be imperative or mandatory in nature and are interchangeable with one another; (k) the word “or” will not be exclusive; (l) references to a particular person include such person’s successors and assigns to the extent not prohibited by this Agreement and (m) the section headings and captions used herein are inserted for convenience of reference only and will not be construed to create obligations, benefits or limitations.

Article II

GRANTS OF RIGHTS; LIMITATIONS

2.1Development and Commercialization Licenses to VFMCRP in Territory.  Subject to the terms and conditions of this Agreement, Cara hereby grants to VFMCRP an exclusive (even as to Cara), royalty-bearing license in the Licensed Territory, with the right to grant sublicenses as provided in Section 2.5 below, under the Cara Product Technology  and its interest in the Joint Technology solely to:

(a)conduct those Development activities allocated to VFMCRP in the Development Plan;

(b)seek Regulatory Approvals for the Commercialization of the Licensed Product in the Field in the Licensed Territory; and

(c)import and export solely into the Licensed Territory, use, distribute, offer for sale, promote, sell and otherwise Commercialize the Licensed Product solely for use in the Field in the Licensed Territory.

Notwithstanding the above license, VFMCRP covenants and agrees that it and its Affiliates and Sublicensees shall not Develop or Commercialize any Combination Product except as agreed by the Parties in writing.

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2.2Manufacture License. Subject to the terms and conditions of this Agreement, Cara hereby grants to VFMCRP a non-exclusive, royalty-free (but subject to payment of all consideration owed by VFMCRP with respect to Development or Commercialization of Licensed Products hereunder) license, with the right to grant sublicenses as provided in Section 2.5 below, under the Cara Product Technology and its interest in the Joint Technology to manufacture and have manufactured the Licensed Products in and outside the Licensed Territory subject to and solely in accordance with Section 5.6 and solely for use in exercising the licenses in Section 2.1.

2.3Promotion License Rights to VFMCRP in the U.S.

(a)Subject to the terms and conditions of this Agreement, Cara hereby grants to VFMCRP an exclusive (but subject to subsection (b) below) license under the Cara Product Technology and its interest in the Joint Technology in the U.S. solely to promote the Licensed Product to FMC US Dialysis Clinics and to take orders for the Licensed Products solely for sale by Cara to FMC US Dialysis Clinics for use in treating their customers in the Field.

(b)Notwithstanding the license grant in Section 2.3(a) above, Cara retains and shall retain the rights to promote Licensed Product in FMC US Dialysis Clinics, in compliance with the relevant commercialization plan(s) as approved by the JSC.

(c)Nothing in this Agreement will prohibit Fresenius Kidney Care (“FKC”) or any entity in the FMC Group from including references to Licensed Product or otherwise engaging in customary and routine clinical communications with their respective patient care staff regarding License Product or dosing regimens that include Licensed Product.

2.4License to Product Trademark.  Subject to the other terms and conditions of this Agreement, Cara hereby grants to VFMCRP an exclusive (even as to Cara), royalty-free license in the Licensed Territory, with the right to grant sublicenses as provided in Section 2.5 below, under the Product Trademark solely to promote and otherwise Commercialize the Licensed Product in the Licensed Territory.  In exercising the foregoing license, VFMCRP shall comply with all reasonable and typical restrictions and obligations (as provided in writing by Cara) regarding use of the Product Trademark, and quality of the finished Licensed Product (or related promotional or advertising materials) that bear the Product Trademark.  Cara shall have the right to inspect samples of Finished Licensed Product (and related promotional or advertising materials) that bear the Product Trademark, to ensure compliance with such restrictions, and VFMCRP agrees to provide such samples on reasonable request, for such purposes.

2.5Sublicenses.

(a)Subject to the terms of this Agreement, VFMCRP shall have the right to grant sublicenses through multiple tiers, under the rights granted in Section 2.1, 2.2, 2.3 and 2.4 to its Affiliates and to Third Party sub-licensees, with Cara’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned, provided that Cara’s prior consent shall not be required for VFMCRP to grant such sublicenses to the following entities:

(i)VFMCRP's Affiliates in existence on the Effective Date, as listed in Exhibit 2.5(a) of the Agreement;

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(ii)Vifor Pharma's Affiliates in existence on the Effective Date, as listed in Exhibit 2.5(a) of the Agreement;

(iii)FMC and its Affiliates solely to the extent operating as distributors of VFMCRP; and

(iv)The specific Third Parties that are listed in subpart (c) of Exhibit 2.5(a) of the Agreement.

(b)With respect to any such sublicenses granted, the sublicense agreement must be expressly subject to and comply with all terms of this Agreement, and VFMCRP is and shall remain fully responsible for the compliance by all Sublicensees with all terms of the Agreement and for any breach of such terms by any Sublicensee.

2.6Grantback License to Cara.  VFMCRP hereby grants to Cara a worldwide, royalty-free, perpetual, irrevocable, non-exclusive license, with full rights to grant sublicenses through multiple tiers, under the VFMCRP Product Technology and its interest in the Joint Technology:  (a) to research, Develop, use, import, offer for sale, sell and have sold and export Compound and Licensed Products outside the Licensed Territory, and (b) to make and have made Licensed Products worldwide, and (c) to conduct Development of Licensed Product in the Licensed Territory as provided in the Development Plan.

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2.8Rights Retained by the Parties; License Limitations.

(a)Except as expressly set forth in this Agreement, neither Party shall be granted, acquire or retain any license or other intellectual property interest, by implication or otherwise, in any Confidential Information of the other Party or under any Patent Right or proprietary Know-How in which such other Party or its Affiliates has rights.  Without limiting the generality of the foregoing, any of Cara’s rights to Cara Product Technology that is not specifically licensed to VFMCRP shall be retained by Cara.

(b)Without limiting the generality of Section 2.8(a) above, Cara retains and shall retain the rights under the Cara Product Technology (i) to make and have made Licensed Product, on a non-exclusive  basis (but subject to Section 5.6), in the Licensed Territory for commercial sale of the Licensed Product for use in the Field in or outside the Licensed Territory (in compliance with the terms of this Agreement), (ii) to supply Licensed Products to VFMCRP under the terms of the Supply Agreement (in compliance with the terms of the Supply Agreement) and (iii) to import, distribute promote, sell and otherwise Commercialize the Licensed Product on an exclusive  basis outside of the Field either in or outside of the Licensed Territory.

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(c)VFMCRP covenants and agrees that, unless otherwise agreed by Cara in writing, VFMCRP shall not assign or otherwise sell or transfer to any Third Party any of the Cara Product Technology and shall not practice or use the Cara Product Technology (including to use, offer for sale or sell Licensed Product for use outside the Field) except as permitted in the license rights (including the rights to sublicense, subject to Section 2.5) expressly granted in Sections 2.1, 2.2, 2.3 and 2.4.

(d)Cara covenants and agrees that, unless otherwise agreed by VFMCRP in writing, Cara shall not assign or otherwise sell or transfer to any Third Party any of the VFMCRP Product Technology and shall not practice or use the VFMCRP Product Technology (including to use, offer for sale or sell Licensed Product for use in the Field in the Licensed Territory) except as permitted in the license rights (including the rights to sublicense) expressly granted in Section 2.6.

2.9Section 365(n) of the Bankruptcy Code.  All rights and licenses granted under or pursuant to any section of this Agreement are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S. Code), as amended (the “Bankruptcy Code”) or any comparable Law outside the United States, licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code.  Each of the Parties will retain and may fully exercise all of its respective rights and elections under the Bankruptcy Code and any comparable Law outside the United States.  Each Party agrees that the other Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of Applicable Law outside the United States that provide similar protection for “intellectual property.” The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the Bankruptcy Code or analogous provisions of Applicable Law outside the United States, the other Party will be entitled to a complete copy of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in such other Party’s possession, will be promptly delivered to it upon such other Party’s written request thereof.

2.10Right of Negotiation.  Cara grants to VFMCRP a first right of negotiation to obtain an exclusive license to develop and commercialize Licensed Product in the Licensed Territory in therapeutic uses relating to the prevention or treatment of acute pain in hospital settings (the “Additional I.V. Indications”).  To exercise such right, VFMCRP shall give Cara written notice of its desire to obtain such license, and such notice shall include its proposed main terms for such license. Upon such exercise of such right by VFMCRP, the Parties shall negotiate exclusively and in good faith the terms of an agreement under which Cara would grant VFMCRP an exclusive license to develop, manufacture and commercialize the Licensed Product in the Additional I.V. Indications in the Licensed Territory, such negotiation for up to [***].

If, after VFMCRP exercises such right, the Parties cannot agree within [***] after such exercise on a term sheet setting forth the main terms of an agreement covering the desired license, then thereafter Cara shall be free to negotiate and enter into any such license agreement(s) with one or more third parties.  If the Parties agreed on such term sheet during such [***] period, then the Parties shall negotiate in good faith a license agreement based on such

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term sheet during a further [***] period, during which Cara shall not be free to negotiate and enter into any such license agreement(s) with one or more third parties, and provided that if the Parties have not entered into such license agreement by the end of such [*** period, then thereafter Cara shall be free to negotiate and enter into any such license agreement(s) with one or more third parties and shall not have any further obligations to VFMCRP with respect to any Additional I.V. Indications.

If Cara or its Affiliates Commercialize, or  grant a license to Third Party to Commercialize, a Licensed Product for an Additional I.V. Indication and/or an oral formulation of the Compound in the Licensed Territory, in compliance with the above obligations of this Section 2.10, then the Parties shall agree in good faith on an effective mechanism to (i) seek to prevent off-label sales in each other’s respective field (for VFMCRP, in the Field, and for Cara (and its Affiliates and Third Party licensees), outside the Field) in the Licensed Territory of such Licensed Product and (ii) provide adequate compensation to the other Party for off-label sales in its respective field in the Licensed Territory of such Licensed Product.  If such an agreement is not reached, the matter will be resolved as provided under Section 11.4.

2.11Exclusivity.

(a)Exclusive Efforts in the Field.  During the Term, and for [***] thereafter, neither Party nor any of its Affiliates will directly, or indirectly through the grant of rights to any Third Party, promote, sell, offer for sale or otherwise commercialize any Competing Product in the Field in the Licensed Territory, without the prior written consent of the other Party, provided that  the foregoing provisions of this Section 2.11(a) shall have no force or effect (a) in any country of the Licensed Territory where, and to the extent, such provisions contravene any applicable antitrust or antimonopoly law, and (b) with respect to any future Affiliate of either Party that becomes an Affiliate through acquisition (or similar change of control transaction) of such Party, as to any compound or product that is in a development or commercialization program of such Affiliate that exists prior to such acquisition or similar transaction closes.

Article III

GOVERNANCE – JSC and JDC

3.1Formation of Joint Steering Committee.  As of the Effective Date, the Parties establish a Joint Steering Committee, which shall have the responsibilities for overall coordination and oversight of the activities of the Parties under this Agreement and (as applicable) the Supply Agreement, including (i) discussing and agreeing on indications in the Field to be pursued in Development; (ii) reviewing, commenting on, and (when acceptable) approving the Development Plan (including any proposed amendments or modifications thereto)); (iii) exchanging appropriate information about the Development and Commercialization of the Licensed Products in the Field outside the Licensed Territory; (iv) reviewing and commenting on commercialization plans for the Licensed Product in the Licensed Territory in the Field; and (v) otherwise reviewing and discussing each Party’s activities under this Agreement as needed to ensure efficient and effective progress towards achieving the goals and intention of the Agreement.  The JSC can establish additional committees as it deems

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necessary to manage the business under the Agreement, which committees shall have the responsibilities and authority as designated in writing by the JSC and shall be subject to the direct oversight and control of the JSC.  The JSC may also have such other authority or make such other decisions as may be delegated to the JSC by written agreement of the Parties.

3.2JSC Membership and Decisions.  Promptly after the Effective Date, each Party shall designate, in its sole discretion, at least three(3) employees to serve as members of the JSC, each with the requisite experience and seniority to make decisions on behalf of the Parties with respect to issues falling within the responsibility of the JSC.  The JSC shall meet at least once per Calendar Quarter (in person, or by teleconference, if requested by a Party), or as otherwise agreed by the Parties.  Promptly following formation of the JSC, each Party shall nominate one of its JSC members as a co-chair of the JSC. The co-chairpersons shall be responsible for agreeing on and circulating to all members of the JSC (a) an agenda for each meeting, at least [***] before each meeting, which agenda shall include all agenda items requested by any member. The co-chairpersons shall also be responsible, on an alternating basis, for preparing reasonably detailed accurate written minutes of each meeting of the JSC, setting forth in reasonable detail all matters discussed and all decisions made and actions taken by the JSC at the meeting, within [***] after the meeting.  Each Party may invite a reasonable number of non-voting representatives to attend JSC meetings; provided that such Party provides advance notice to the other Party of such attendance, and such representatives are bound by the confidentiality provisions of this Agreement.  The JSC shall make decisions or take actions only with the unanimous consent of the Parties with each Party having collectively one (1) vote.  The members of the JSC shall use reasonable efforts to reach agreement on all matters requiring a decision or action by the JSC.  If, despite such efforts, agreement on a particular matter cannot be reached by the JSC within [***] after the JSC first considers such matter (or such shorter time as may be reasonable in the circumstances), then either Party shall have the right to refer such issue to the Senior Executives of each Party for discussion and resolution by good faith negotiations during a period of [***].  Any final decision mutually agreed to by the Senior Executives shall be conclusive and binding on the Parties.  If such issue has not been resolved by the Senior Officers within such [***] period, then:

(a)Cara shall have the final decision making authority to the extent that such particular matter relates to (i) the Development of the Compound or the Licensed Product anywhere in the world (to the extent that the Development matter may affect the safety profile of the Licensed Product or the Commercialization of the Licensed Product outside of the Licensed Territory, such as potentially negatively affecting the risk/benefit relationship or assessment for the Licensed Product), or (ii) obtaining or maintaining Regulatory Approvals for the Compound or the Licensed Product outside of the Licensed Territory or communicating with Regulatory Authorities outside of the Licensed Territory in regards to the Compound or Licensed Product (subject to such decision will not materially negatively impact the rights granted to VFMCRP under this Agreement), and/or (iii) Commercialization of the Compound or the Licensed Product outside of the Licensed Territory, including reimbursement by governmental and non-governmental payers;

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(b)VFMCRP shall have final decision making authority to the extent that such particular matter relates to (i) obtaining or maintaining Regulatory Approvals for the Licensed Product in the Licensed Territory or communicating with Regulatory Authorities in the Licensed Territory in regards to the Compound or Licensed Product, and/or (ii) Commercialization of the Licensed Product in the Licensed Territory, including reimbursement by governmental and non-governmental payers.  and

(c)any other matter that is not described in subsection (a) or (b) above shall be deadlocked and neither Party shall have final decision-making authority with respect thereto and such dispute shall be resolved in accordance with the procedures set forth in Article 11.  Without limiting the foregoing, the Parties hereby agree that matters explicitly reserved to the consent, approval or other decision-making authority of one or both Parties, as expressly provided in this Agreement, are outside the jurisdiction and authority of the JSC or any subcommittee thereof (including the JDC), including amendment, modification or waiver of compliance with this Agreement.

For clarity, the JSC shall not have any authority to amend, modify or waive the provisions of this Agreement.

3.3Formation of Joint Development Committee.  As of the Effective Date, the Parties establish a Joint Development Committee, which shall have the responsibilities for overall coordination and oversight of the Development activities of the Parties under this Agreement, including (i) coordinating communication and operations regarding the development of, and the making of regulatory filings for the Licensed Products in the Licensed Territory in the Field in order to obtain Regulatory Approvals of Licensed Products in the Licensed Territory in the Field; (ii) preparing the Development Plan (including regulatory filing plans), and any amendments or modifications of the approved Development Plan for review and approval by the JSC; (iii) discussing and establishing a regulatory strategy (and updates thereto) for Licensed Product, for review and comment and, when acceptable, approval by the JSC; (iv) exchanging appropriate information about the Development of the Licensed Products in the Field in the countries outside the Licensed Territory; (v) reviewing and discussing any regulatory, scientific and medical aspects of Clinical Trials (including, but not limited to Phase IV Clinical Trials) in the Licensed Territory, including but not limited to protocols and synopsis for such Clinical Trials; (vi) reviewing progress reports on Development results and providing direction and comments to the Alliance Managers regarding Development tasks and strategy; and (vii) facilitating the flow of information between the Parties with respect to Development activities being conducted for the Licensed Product,  in or outside the Field, that are relevant to the Licensed Territory and facilitating exchange of data and results arising in Clinical Trials of Licensed Products relevant to the Licensed Territory, whether conducted in or outside the Licensed Territory and in the Field.  The JDC shall be subject to the direct oversight and control of the JSC.  The JDC may also have such other authority or make such other decisions as may be delegated to the JDC by written agreement of the Parties.

3.4JDC Membership, Meetings and Decisions.  Promptly after the Effective Date, each Party shall designate, in its sole discretion, at least three (3) employees to serve as members of the JDC, each with the requisite experience and seniority to make decisions on behalf of the

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Parties with respect to the Development matters and issues falling within the responsibility of the JDC.  The JDC shall meet at least once per Calendar Quarter (in person, or by teleconference, if requested by a Party), or as otherwise agreed by the Parties.  Each Party may invite a reasonable number of non-voting representatives to attend JDC meetings; provided that such Party provides advance notice to the other Party of such attendance, and such representatives are bound by the confidentiality provisions of this Agreement.  The JDC shall elect a Chair, who shall be responsible for circulating to all members of the JDC (a) an agenda for each meeting, at least [***] before each meeting, which agenda shall include all agenda items requested by any member, and (b) the accurate minutes of each meeting of the JDC, setting forth in reasonable detail all matters discussed and all decisions made and actions taken by the JDC at the meeting, within [***] after the meeting.  The JDC shall make decisions or take actions only with the unanimous consent of its members.  The members of the JDC shall use reasonable efforts to reach agreement on all matters requiring a decision or action by the JDC.  If, despite such efforts, agreement on a particular matter cannot be reached by the JDC within [***] after the JDC first considers such matter (or such shorter time as may be reasonable in the circumstances), then the matter shall be referred to the JSC for discussion and resolution in accordance with Section 3.2.

3.5Formation of Supply Chain Committee.  Within 120 days of the Effective Date, the Parties shall establish a Supply Chain Committee (the “SCC”), which shall have the responsibilities for overall coordination and oversight of the manufacturing and supply of Licensed Product under this Agreement, including (i) coordinating communication and operations regarding manufacturing of Licensed Products, and resolving supply chain issues; and (ii) exchanging appropriate information about manufacture and supply chain, both in and outside the Licensed Territory.  The SCC shall be subject to the direct oversight and control of the JSC.  The SCC may also have such other authority relating to manufacturing and supply chain matters, or make such other related decisions, as may be delegated to the SCC by written agreement of the Parties.

3.6SCC Membership, Meetings and Decisions.  Within 120 days of the Effective Date, each Party shall designate, in its sole discretion, at least three (3) employees to serve as members of the SCC, each with the requisite experience and seniority to make decisions on behalf of the Parties with respect to the manufacturing, supply chain and quality matters and issues falling within the responsibility of the SCC.  The SCC shall meet at least once per Calendar Quarter (in person, or by teleconference, if requested by a Party), or as otherwise agreed by the Parties.  Each Party may invite a reasonable number of non-voting representatives to attend SCC meetings; provided that such Party provides advance notice to the other Party of such attendance, and such representatives are bound by the confidentiality provisions of this Agreement.  The SCC shall elect a Chair, who shall be responsible for circulating to all members of the SCC (a) an agenda for each meeting, at least [***] before each meeting, which agenda shall include all agenda items requested by any member, and (b) the accurate minutes of each meeting of the SCC, setting forth in reasonable detail all matters discussed and all decisions made and actions taken by the JDC at the meeting, within [***] after the meeting.  The SCC shall make decisions or take actions only with the unanimous consent of its members.  The members of the SCC shall use reasonable efforts to reach agreement on all matters requiring a decision or action by the SCC.  If, despite such efforts, agreement on a particular matter cannot be reached by the SCC within [***] after the SCC first considers such matter (or such shorter

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time as may be reasonable in the circumstances), then the matter shall be referred to the JSC for discussion and resolution in accordance with Section 3.2.

3.7Alliance Managers.  Promptly after the Effective Date, each Party shall appoint one of its employees, who is significantly involved on a managerial level for Development and/or Commercialisation of Licensed Product, as such Party’s Alliance Manager with respect to the Development and/or Commercialisation project under this Agreement.  The Alliance Managers shall serve coordinate and facilitate day-to-day communication between the Parties about and exchange relevant information and progress on each Party’s Development and/or Commercialisation activities hereunder.  Each Party shall ensure that its Alliance Manager is reasonably available for meeting or discussions with the other Alliance Manager and cooperates reasonably in all such communications and information exchange.

3.8Discontinuation of Participation on a Committee.  For clarity, Cara’s membership in the JSC, JDC or SCC shall be at its sole discretion, as a matter of right and not obligation, for the sole purpose of participation in governance, decision-making, and information exchange with respect to activities within the jurisdiction of the Committee.  Cara shall have the right to withdraw, at any time, from membership on any of the JSC, JDC or SCC upon [***] prior written notice to VFMCRP, which notice shall be effective upon the expiration of such [***] period.  Following the issuance of such notice: (a) Cara’s membership in such committee shall be terminated and (b) each Party shall have the obligation to provide and the right to continue to receive the information it would otherwise be required to provide and entitled to receive under the Agreement and to participate directly with the other Party in discussions, reviews and approvals currently allocated to such committee pursuant to this Article 3.  If, at any time following issuance of such a withdrawal notice, Cara wishes to resume participation in the committee, Cara shall notify VFMCRP in writing and, thereafter, Cara’s representatives to the committee shall be entitled to attend any subsequent meeting of the committee and to participate in the activities of, and decision-making by, the committee as provided in this Article 3 as if such withdrawal notice had not been issued by Cara pursuant to this Section 3.8.  If the JSC, JDC or SCC is disbanded, then any data and information of the nature intended to be shared within such committee  hereunder shall thereafter be provided by each Party directly to the other Party.

Article IV

DEVELOPMENT PROGRAM; REGULATORY MATTERS

4.1General.  The Parties intend to collaborate with respect to clinical development to gain Regulatory Approvals of the Licensed Product by the applicable Regulatory Authorities in the U.S., EU, Switzerland, United Kingdom as well as outside the EU in the Licensed Territory, as provided herein.

4.2Development Program.

(a)The Parties will collaborate (through the JDC) in defining and agreeing on the details of the development program for the Licensed Product in the Field with the applicable Regulatory Authorities in the U.S. (FDA) as well as in the EU (EMA) (and in applicable other

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countries in the Licensed Territory), which program (the “Global Development Program”) will be described in a comprehensive and detailed Development Plan prepared by the JDC and approved by the JSC.  Cara shall be responsible, at its own cost, to undertake any clinical and non-clinical development agreed with FDA and EMA and set forth in the Development Plan to gain such Regulatory Approvals of Licensed Product in the U.S. and in the EU for the indications in the Field the JSC determined to pursue. VFMCRP shall on a regular basis be informed about the progress on such Development activities performed by Cara.  VFMCRP shall contribute and provide, at its own cost, to Cara VFMCRP’s clinical development expertise as reasonably useful for such Development activities.  Notwithstanding the foregoing, should Third Party costs  associated with Cara’s clinical EMA Development exceed $20,000,000, Cara and VFMCRP shall split the Third Party costs in excess of $20,000,000 on a 50%/50% basis (with VFMCRP reimbursing Cara for such excess costs based on invoices for such costs as submitted by Cara, within [***] of each invoice), provided that the Parties shall agree reasonably and in good faith on a reasonable budget for such excess costs, such budget to reflect the actual efforts needed to achieve the goals of such clinical EMA Development, given the circumstances then prevailing.  Any and all clinical studies on the Licensed Product to be undertaken in the Field in the Licensed Territory by or on behalf of either Party (or its Affiliate or Sublicensee) shall be jointly developed and discussed between the Parties (through the JDC) and ultimately approved by the JSC, acting reasonably and in good faith, and shall be set forth in detail in the Development Plan.

(b)In the event that a Party desires to conduct local clinical studies in or outside the Licensed Territory to obtain a Regulatory Approval and/or in support of reimbursement for the Licensed Product (that is, studies that are in addition to those set forth in the Development Plan), then such local clinical study shall be performed (as applicable) by VFMCRP (if needed for the Licensed Territory excluding the US) or by Cara, if needed for outside the Licensed Territory, in each case at such Party’s own cost in accordance with an amended Development Plan covering the details of such studies prepared by the JDC and as approved by the JSC.  Should the other Party wish to get access to the data resulting from such local clinical studies, then it shall participate by reimbursing [***] of the cost for such local clinical study (provided that it shall in any event have access to and rights to use any safety data or other non-efficacy data required to be reported by such Party to a Regulatory Authority).

(c)If any Clinical Trial proposed to be conducted by VFMCRP is determined by the JSC to be likely to generate efficacy data that will be useful for the Regulatory Approval applications in countries outside the Licensed Territory, other than trials or studies that are part of the Global Development Program, then:  (i) if Cara desires to use the resulting data (other than safety data), both Parties shall equally bear the cost for such study.  The Parties also shall discuss reasonably and in good faith other Development activities that may be conducted jointly by the Parties together (and co-founded by both Parties), or by VFMCRP alone (funded by VFMCRP) in the Licensed Territory.  All such Development activities need prior approval by the JSC, which shall not unreasonably be withheld with the JSC acting in good faith, and which shall be included in the Development Plan.

(d)VFMCRP – through its joint venture partner FMC – shall use Commercially Reasonable Efforts to accelerate the clinical Development process in the U.S.to

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the largest extent possible, as requested by Cara and consistent with the Development Plan.  This includes engaging with Frenova (or the applicable other Affiliate of FMC, as appropriate) to facilitate CRO services. For the avoidance of doubt, Cara shall be liable for any cost and/or expenses charged by Frenova for its CRO services performed for Cara hereunder.

(e)A separate Safety Data Exchange Agreement, on reasonable and typical terms, shall be negotiated and entered into between the Parties, to specify each Party’s respective responsibilities for exchanging safety data and information and maintaining safety databases and safety and adverse event reporting obligations.

(f)Upon reasonable request by VFMCRP, with sufficient notice of no less than [***], VFMCRP may conduct an audit of the Clinical Trials systems and data supporting the filing and initial application for Regulatory Approval in the Licensed Territory, such audit to be conducted in compliance with Cara’s reasonable confidentiality and regulatory requirements. VFMCRP will bear the cost of the audit.  In the event that such audit reveals significant issues and concerns related to non-compliance of processes and validity of data with Applicable Law, then on written notice of such issues and concerns, Cara will use Commercially Reasonable Efforts to solve the noncompliance issues and to inform VFMCRP of the corrective and preventative actions taken.

4.3Development Plan.  The JDC shall be responsible for preparing, and submitting to the JSC for review and comment and, when acceptable, approval, the initial Development Plan, which sets forth in reasonable detail the tasks, timeline and budget for Development activities of Licensed Product under the Global Development Program (including regulatory approvals filing plans), and for preparing, and submitting to the JSC for review and comment and, when acceptable, approval, all subsequent amendments or modifications to the Development Plan, as reasonably needed or appropriate for the Development of Licensed Product consistent with this Agreement.  Each Party shall conduct its respective Development activities on Licensed Product in strict accordance with the approved Development Plan, including using Commercially Reasonable Efforts to achieve the timelines set forth therein.  The Development Plan shall set forth the tasks to be undertaken by each Party (including relevant technology to be used and materials to be provided) under the Global Development Program, or otherwise as provided in Section 4.2.  From time to time, either Party may propose amendments or modifications to the Development Plan as needed based on the progress or results of the Development of Licensed Products, and in such case the JDC shall review in good faith and comment on the proposed amendments or modifications, and if the JDC agrees, shall subject the agreed amendments or modifications to the JSC for review and comment and, if acceptable, approval.

4.4Conduct of Development.

(a)Each Party shall use diligent Commercially Reasonable Efforts to conduct the Development tasks assigned to it under the Development Plan, with the goal of obtaining Regulatory Approvals in the Licensed Territory (in such countries where it is commercially reasonable to seek such approvals) and in the U.S. as soon as reasonably possible, with all such efforts in accordance with the Development Plan.  Each Party shall comply with Applicable Law (including GLP and/or GCP) in all such efforts.

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(b)Each Party shall have the right to engage and utilize the services of appropriate Third Party contractors to perform particular tasks or services under the Development Plan on its behalf with the selection of any such Third Party contractor to be specifically discussed and consulted with the JDC.  Any such engagement shall be pursuant to contracts that are fully consistent with this Agreement and protect all rights and interests under this Agreement of each Party.  Cara and VFMCRP shall remain at all times fully responsible and liable for its responsibilities and commitments under this Agreement.

(c)Each Party shall keep the other Party reasonably informed of its progress and all data and results of its Development activities under the Agreement.

4.5Records.  Each Party shall maintain, and shall ensure that its Affiliates or Sublicensees involved in any Development activities hereunder maintains, records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and accurately reflect all work done and results achieved in the performance of the Development program hereunder by or on behalf of such party (the “Records”), including the procedures, techniques and methodologies used, the progress made, all data, results and any Invention conceived or reduced to practice or otherwise created, made or obtained within the scope of or in connection with such Development program.  As part of keeping the Records, each such party shall ensure that all of its personnel, and all of its agents that are involved in the Development program, will keep accurate laboratory notebooks (which may be in electronic form), which laboratory notebooks: (A) shall be duly signed, dated and witnessed; and (B) shall be created and maintained in accordance with its standard operating procedures that the Party reasonably believes will be sufficient to allow for said laboratory notebooks to be used in any proceeding before the United States Patent and Trademark Office or United States courts, in order to establish the date of Invention for any Invention and to defend against a charge of derivation in accordance with the United States patent laws.  During the Term, each Party shall, upon reasonable written request by the other, provide to such other Party copies of the Records or (if applicable) a requested part or summary thereof.

4.6Regulatory Matters.

(a)The JDC shall discuss and establish (and update as needed) a reasonable regulatory strategy for the Licensed Product in the Licensed Territory, consistent with this Agreement, that ultimately shall be submitted to the JSC for review and comment and, when acceptable, approval by the JSC.

(b)VFMCRP shall have primary responsibility and obligation, at its cost, for preparing the EMA dossier for registration in the EU with Cara having the obligation to provide all the content and subject matter expertise required for such registration process at its own cost, consistent with the Global Development Program.  Upon completion of the dossier, VFMCRP shall file the dossier with the competent authorities in the EU and be responsible for adaptation of the dossier for other countries of the Licensed Territory.

(c)Subject to any requirements of local legislation to the contrary, the holder of Regulatory Approvals for the Licensed Products in the Licensed Territory (excluding, for

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clarity, the U.S.) shall be VFMCRP, or its Affiliates or Sublicensees, as applicable. As such, VFMCRP, or its applicable Affiliate or Sublicensee, shall be responsible for the maintenance of all such Regulatory Approvals in the Licensed Territory at its own cost.  VFMCRP shall keep Cara fully informed of the progress and results of all regulatory activities for Licensed Products in the Licensed Territory and shall provide to Cara copies of all relevant regulatory filings and material correspondence relating to Licensed Product, including copies of all Regulatory Approval applications (and approvals thereof), in the United Kingdom, France, Italy, Spain, Switzerland, Germany, Canada, Mexico, Australia, Brazil and China.  In addition, if requested by Cara based on reasonable needed, VFMCRP shall provide to Cara copies of all relevant regulatory filings and material correspondence relating to Licensed Product, including copies of all Regulatory Approval applications (and approvals thereof), in the other applicable countries in the Licensed Territory.  Cara shall use Commercially Reasonable Efforts to support VFMCRP by sharing its Licensed Product related expertise as reasonably needed by VFMCRP for its regulatory activities, and shall participate in regulatory meetings in the Licensed Territory as needed, provided such competent authorities allow for such participation.  Cara shall use Commercially Reasonable Efforts to support, at is own cost, VFMCRP in the maintenance of the Regulatory Approvals obtained in the Licensed Territory.

(d)Cara shall retain full rights for all regulatory activities and interactions outside the Licensed Territory, including preparing, filing, pursuing and maintaining Regulatory Approval applications outside the Licensed Territory and shall own all such Regulatory Approvals for Licensed Product outside the Licensed Territory (including for clarity in the U.S.).

(e)Information Rights Granted to Licensee.  Cara will provide access to a complete electronic copy of all relevant filings with Regulatory Authorities covering Licensed Product for use in the Field outside the Licensed Territory that are Controlled by Cara  and are necessary or reasonably useful to VFMCRP in support of VFMCRP’s preparation and filing of any applications for Regulatory Approvals with respect to Licensed Product for use in the Field in the Licensed Territory in accordance with this Agreement.  To the extent not already provided by Cara to VFMCRP, Cara will make available to VFMCRP copies of material documentation related directly to the Compound or Licensed Product, including relevant material research data and reports, material regulatory materials and correspondence (including INDs and MAA(s) in the U.S.), material clinical and nonclinical data, and chemistry, manufacturing and controls (“CMC”) data (collectively, the “Clinical Data”) to the extent the applicable such Clinical Data is necessary to conduct clinical studies and/or obtain Regulatory Approvals for Licensed Product in the Licensed Territory for use in the Field, in each case, in accordance with a Development Plan approved or reviewed, as the case may be, by the JSC.  VFMCRP and its Affiliates and permitted Sublicensees will be entitled at no cost to access, use and reference the filings made to Regulatory Authorities by Cara, and the applicable Clinical Data, that is provided to VFMCRP by Cara under the above for all uses in the Development and Commercialization of the Compound or Licensed Product in the Licensed Territory, subject to and in accordance with the terms of this Agreement.  In furtherance of the foregoing, subject to the rules of the relevant Regulatory Authority and the terms and conditions of this Agreement, Cara hereby grants to VFMCRP a right of reference to any Regulatory Approval that covers Licensed Product for use in the Field outside the Licensed Territory and is Controlled by Cara during the Term (including the right to rely upon and otherwise use all information and data included in the application for

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such Regulatory Approval and used to support such Regulatory Approval), solely for VFMCRP’s or its Affiliates’ or its permitted Sublicensees’ use in Development and Commercialization of Licensed Product in the Licensed Territory in the Field during the Term in accordance with this Agreement.  All such filings with Regulatory Authorities and Clinical Data will be considered Confidential Information of Cara for all purposes of this Agreement including the rights and obligations under Article VIII hereof.

4.7Changes to Applicable Laws.  In the event that following the Effective Date there is a change in the Applicable Laws existing as of the Effective Date with respect to any import or export of pharmaceutical products from Canada into the US, the Parties shall promptly meet and discuss in good faith the consequences of such new Applicable Laws or changes to current Applicable Laws as they relate to the Parties’ respective rights and obligations under the License Agreement and endeavor to find a mutual agreement on how to address these consequences (by amendment to this agreement or otherwise) in a manner designed to preserve each Party’s respective rights and obligations as such rights and obligations existed prior to the relevant change in Applicable Laws.

4.8Investigator-Sponsored Studies. The JDC shall establish and implement a policy regarding publications of investigator-sponsored trials of the Licensed Product in the Field in the Licensed Territory, which shall include the ability of the Parties to comment thereon, including without limitation with respect to study design and endpoints, and to request delays to allow the filing of patent applications on any patentable inventions disclosed therein in a manner consistent with Section 7.

4.9Adverse Drug Events.  The Parties will, within 90 days after the Effective Date, finalize and enter into a reasonable and customary Safety Data Exchange Agreement.  Such Safety Data Exchange Agreement will provide for the exchange by the Parties of any information that a Party becomes aware of in the Licensed Territory concerning any adverse event in or involving a research patient or subject or, in the case of non-clinical studies, an animal in a toxicology study, and the seriousness thereof, whether or not determined to be attributable to the Compound or any Licensed Product, including any such safety information received by either Party from a Third Party (subject to receipt of any required consents from such Third Party) (such information, the “Safety Data”).  Cara will own all of the Safety Data, and the Safety Data Exchange Agreement will include provisions requiring the establishment of a global safety database owned and maintained by Cara. It is understood that each Party and its Affiliates or licensees/sublicensees will have the right to disclose such information if such disclosure is reasonably necessary to comply with applicable laws and regulations and requirements of Regulatory Authorities within its respective territory with respect to its filings and activities related to the Compound and the Licensed Products.

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Article V

COMMERCIALIZATION OF LICENSED PRODUCTS

5.1Responsibility for Commercialization in the Licensed Territory.

(a)VFMCRP shall have the responsibility and obligation, at its sole expense and using Commercially Reasonable Efforts (subject to subsection (b) below), for the Commercialization (other than manufacturing, to the extent Cara is supplying Licensed Product under the Supply Agreement) of Licensed Products throughout the Licensed Territory, subject to the payment and other relevant obligations under this Agreement.  VFMCRP shall conduct, and is responsible for ensuring that its applicable Affiliates and Sublicensees conduct, all such responsibilities and activities subject to and in compliance with the other terms of this Agreement and all Applicable Law.  In particular, but without limiting the foregoing, VFMCRP is solely responsible, at its sole cost, for the following activities on Licensed Products in the Licensed Territory:  (i) developing and executing a commercial launch and pre-launch plan for Licensed Product Commercialization in the Licensed Territory, which would be reviewed and commented on by the JSC, (ii) marketing and promotion activities; (iii) booking sales and distributing Product and performing related activities; (iv) handling all aspects of order processing, invoicing and collection, inventory and receivables; and (v) providing customer support to all customers and end users in the Licensed Territory.

(b)VFMCRP shall use Commercially Reasonable Efforts to Commercialize the Licensed Product in at least the following countries:  (i) within Europe in the United Kingdom, France, Italy, Spain, Switzerland and Germany after receiving required Regulatory Approvals and Reimbursement Approval therefor (“Europe Diligence Requirement”), and (ii) outside of Europe in Canada, Mexico, Australia, Brazil and China after receiving required Regulatory Approvals and Reimbursement Approval in these countries (“Non-Europe Diligence Requirement”). If VFMCRP determines that it will not seek Regulatory Approval and/or Reimbursement Approval of any Licensed Product in any of the countries set forth in this Section 5.1(b), then VFMCRP will promptly notify Cara of such determination.

5.2VFMCRP Promotion in U.S.  Pursuant to the rights granted in Section 2.2, VFMCRP shall use Commercially Reasonable Efforts to promote sales of Licensed Product to the FMC US Dialysis Clinics and to obtain orders for purchase of the Licensed Product from the FMC US Dialysis Clinics.  All such promotion and order-taking efforts shall be consistent with Applicable Law and reasonable promotion and detailing guidelines of Cara.  Cara shall be responsible and have sole rights for booking and fulfilling sales of Licensed Product based on orders received by VFMCRP (or its Affiliate or its Sublicensee) from FMC US Dialysis Clinics.  Cara shall use Commercially Reasonable Efforts to fulfil all orders for Licensed Product that VFMCRP (or its Affiliate or its Sublicensee) receives from FMC US Dialysis Clinics and submits to Cara.  The Parties acknowledge and agree to use commercially reasonable efforts to work together in good faith to establish appropriate market access for Licensed Product in the U.S., including Medicare reimbursement (as a part of the Bundle or otherwise) and reimbursement by other federal or state government payor programs.  Cara shall be responsible for leading discussions with federal or state government payors, including but not limited to CMS, regarding reimbursement for Licensed Product sold in the U.S.

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5.3Progress Reports and Reporting.  Until the First Commercial Sale of a Product in each Major Market country, VFMCRP shall provide to Cara, within [***] after the end of each Calendar Quarter, a reasonably detailed report that provides reasonably detailed summaries of the activities undertaken in the prior twelve (12) calendar months to Develop the Licensed Products and the results and progress of all such activities and efforts.  In addition, VFMCRP shall promptly disclose fully to Cara the discovery, development, invention or creation of any Improvements and other VFMCRP Product Technology and shall transfer copies of such Improvements and other VFCRP Product Technology.  VFMCRP agrees to make reasonably available to Cara the VFMCRP project managers with responsibility for managing or overseeing the Development of Licensed Product, no more than [***] each Calendar Year, to discuss the reports and the Development efforts hereunder.  After the date that the First Commercial Sale of a Product has occurred in each Major Market country, VFMCRP shall provide to Cara, within [***] after end of each Calendar Year, a reasonably detailed report that provides reasonably detailed summaries of the activities undertaken in the prior twelve (12) calendar months to Commercialize the Licensed Products in the countries in the Licensed Territory where Regulatory Approval has been obtained) and the results and progress of such activities and efforts.  In addition, VFMCRP agrees to make reasonably available to Cara the VFMCRP project managers with responsibility for managing or overseeing the Commercialization of Licensed Product, no more than [***] each Calendar Year, to discuss the reports and the Commercialization efforts hereunder.

5.4Global Brand Plan; Promotional Materials.  Within [***] after the Effective Date, Cara will submit to the JSC, for its review and discussion, a global brand plan, including the key positioning and messaging strategy, for commercialization of the Licensed Product in the Field (the “Global Brand Plan”), and Cara shall update such plan annually.  VFMCRP will provide Cara with copies of all its material promotional materials for the Licensed Product for use in the United Kingdom, France, Italy, Spain, Switzerland, Germany, Canada, Mexico, Australia, Brazil and China in the Field (and including English translations of such materials (if the original is not in English)), and for use in promoting Licensed Product to FMC Clinics in the United States as permitted herein, for Cara’s prior review and approval.  VFMCRP will obtain Cara’s prior written consent before using any particular promotional materials or information for Licensed Product that have content or messaging that is inconsistent with the approved Global Brand Plan or that is not already included in other VFMCRP promotional materials that have been prior approved by Cara for use by VFMCRP.  All promotional, advertising or other marketing materials used by VFMCRP or its Affiliate or Sublicensee shall comply with all Applicable Law.

5.5Trademark. VFMCRP will Commercialize Licensed Product under the Product Trademarks using the global brand name for such Licensed Product selected by Cara in the Global Brand Plan and under the trade dress set forth in the Global Brand Plan, except to the extent that VFMCRP reasonably believes that the use or registration of any particular Product Trademark in a particular country in the Licensed Territory (i) would be commercially inappropriate due to such country’s linguistic or cultural particularities or would violate the Applicable Laws of such country, (ii) is rejected by local Regulatory Authorities or (iii) is in conflict with any Third Party’s intellectual property rights in such country.  If VFMCRP is unable to use any Product Trademark for the foregoing reasons, then VFMCRP will use one of

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two alternative trademarks and trade dresses selected by Cara in the Global Brand Plan, or if such alternative trademarks are unacceptable for the reasons set forth in the preceding sentence, then VFMCRP will use another trademark and trade dress to be agreed upon by VFMCRP and Cara acting reasonably (the “Local Trademarks”).  Cara will own all such Local Trademarks, including all trademark registrations and applications therefor and all goodwill associated therewith.  Cara agrees to grant and hereby grants to VFMCRP an exclusive (even as to Cara), royalty-free license in the Licensed Territory, with the right to grant sublicenses as provided in Section 2.5 above, under the Local Trademarks to promote and otherwise Commercialize Licensed Product in the Licensed Territory.  Once the brand name for a Licensed Product has been selected for a country pursuant to this Section 5.5, the Party that submits and files the MAA(s) for such Licensed Product in such country will be responsible for obtaining Regulatory Approval of such brand name for use in the Commercialization of such Licensed Product in such country.

5.6Manufacture and Supply of Licensed Product to VFMCRP.  No later than 120 days after the Effective Date of this Agreement, the Parties will discuss and use good faith efforts to agree on the material terms to be included in the Supply Agreement.  No later than 120 days before the filing of the NDA for Licensed Product in a country in the Licensed Territory, the Parties will enter into a supply agreement for the commercial supply to VFMCRP of the Licensed Products that contains standard and customary terms for commercial supply arrangements (the “Supply Agreement”), which Supply Agreement will include those material terms on which the Parties have agreed pursuant to this Section.  The supply price for the Licensed Products supplied by Cara to VFMCRP pursuant to the Supply Agreement will be equal to Cara’s COGS (calculated according to U.S. GAAP) plus [***] (but without allocation of idle costs)) (the “Supply Price”) and the term of the Supply Agreement will be coterminous with the Term of the Agreement.  The Parties acknowledge and agree that they shall discuss in good faith the best solution for the supply chain, taking into account the interests of both Parties (which may include the supply of bulk products and the right for VFMCRP to package and label the Licensed Products for the Licensed Territory (excluding for clarity the U.S.)).  The Supply Agreement shall provide that, after the end of the Term (other than due to early termination of the Agreement), Cara shall continue to supply VFMCRP with Product (on a non-exclusive basis) under the terms of the Supply Agreement to ensure supply continuity until VFMCRP has either set up its own manufacturing capacity or the Parties have agreed on terms for continued supply by Cara after the Term.  For clarity, VFMCRP shall not exercise the manufacturing license under Section 2.2, unless the Parties fail to enter into the Supply Agreement, or as otherwise provided in the Supply Agreement with respect to failure of Cara to supply on a timely basis material amounts of Compound or Licensed Product ordered under the Supply Agreement.  The Parties will also enter into a reasonable and customary Quality Agreement.  Such Quality Agreement will establish each Party’s manufacturing activities as well as responsibilities relating to recalls and withdrawals of Licensed Products.

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Article VI

PAYMENTS; ROYALTIES AND REPORTS

6.1Initial License Payment.  Upon execution of this Agreement, VFMCRP shall make a non-refundable, non-creditable cash payment of fifty million U.S. dollars (USD $50,000,000) to Cara.

6.2Purchase of Cara Equity.  As part consideration for the rights granted hereunder, an Affiliate of VFMCRP (Vifor (International) Ltd.) is purchasing shares of Cara common stock pursuant to the Stock Purchase Agreement entered into by the Cara and such Affiliate concurrently with this Agreement.  The Parties agree that the rights granted by Cara to VFMCRP under this Agreement are contingent upon closing of such equity purchase by Vifor (International) Ltd.) under such Stock Purchase Agreement.

6.3Milestone Payments.  Subject to Section 6.5, VFMCRP shall pay to Cara the milestone payment amounts set forth in the tables below within [***] after the achievement of the corresponding milestone event.  Each such payment shall be made by wire transfer of immediately available funds into an account designated by Cara.  Except as set forth in Section 6.5, each such payment is nonrefundable and non-creditable against any other payments due hereunder. For the avoidance of doubt, each such payment will only be payable one time upon the occurrence of the indicated event in the Licensed Territory unless otherwise indicated, and VFMCRP will not be obligated to pay any milestone payment more than once unless otherwise indicated.

(a)Approval Milestones.

Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]

(b)Sales Milestones in the Licensed Territory.

Milestone Event	Milestone Payment
(i) Annual Net Sales exceed [***] in the Licensed Territory	[***]
(ii) Annual Net Sales exceed [***] in the Licensed Territory	[***]

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Milestone Event	Milestone Payment
(iii) Annual Net Sales exceed [***] in the Licensed Territory	[***]
(iv) Annual Net Sales exceed [***] in the Licensed Territory	[***]
(v) Annual Net Sales exceed [***] in the Licensed Territory	[***]
(vi) Annual Net Sales exceed [***] in the Licensed Territory	[***]
(vii) Annual Net Sales exceed [***] in the Licensed Territory	[***]

For the avoidance of doubt, any sales made by Cara to FMC US Dialysis Clinics shall not be included in the calculation of Annual Net Sales.

6.4Royalties.  In part consideration of rights granted to VFMCRP and obligations undertaken by Cara hereunder, VFMCRP shall pay to Cara royalties on Net Sales of Licensed Products sold in the Licensed Territory as provided in this Section 6.4:

(a)Royalty Rate.  VFMCRP shall pay to Cara royalties on the Net Sales of all Licensed Products sold  in the Licensed Territory at the applicable of following incremental royalty rates, depending on the amount of such Net Sales in the applicable Calendar Year:

Amount of Net Sales in Licensed Territory During Calendar Year	Royalty Rate Applicable to Net Sales Tier
Amount of Net Sales less than $[***] during the Calendar Year	[***]%
Amount of Net Sales greater than $[***] but less than $[***] during the Calendar Year	[***]%
Amount of Net Sales greater than $[***] but less than $[***] during the Calendar Year	[***]%
Amount of Net Sales greater than $[***] but less than $[***] during the Calendar Year	[***]%
Amount of Net Sales greater than $[***] during the Calendar Year	[***]%

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For example, if there is $[***] in aggregate annual Net Sales during the Royalty Term in the Licensed Territory in a given calendar year, after conversion to Dollars of the Net Sales in each country in the Licensed Territory, VFMCRP will owe a royalty of [***].

(b)Royalty Terms.  VFMCRP’s royalty obligations to Cara under this Section 6.4 shall be in effect during the Royalty Terms.  Upon expiration of the Royalty Term for a Licensed Product in a country, the license under Section 2.1 shall thereafter  be fully paid-up, non-exclusive, perpetual, and irrevocable under the relevant Cara Product Technology and its interests in the Joint Technology solely for such Licensed Product in such country in the Field; and provided that, for clarity, sales of such Licensed Product in other countries where the applicable Royalty Term(s) has not expired shall continue to be royalty-bearing, notwithstanding the foregoing limited license.  For the sake of clarity, no multiple royalties shall be payable because more than one Valid Claim or more than one Patent Right in the Cara Product Technology is applicable to the Licensed Product (or its use) during the applicable Royalty Term.

(c)Third Party Royalties.  If VFMCRP, or its Affiliate or Sublicensee, is required to pay third party royalty payments (directly to a Third Party) based directly on the sale of Licensed Product in a country in the Licensed Territory in consideration for a license from such Third Party under relevant patents owned or controlled by such Third Party that claim the composition of matter of the License Product, or method of use of the Licensed Product in the Field, or the Compound as a “product by process” using the manufacturing method that is used (as of the applicable time) by Cara to manufacture Compound, and that in the absence of a license thereunder would be infringed by the sale, offer for sale, use, or import of the Licensed Product in the Field in the applicable country in the Licensed Territory, then VFMCRP shall be entitled to credit [***] of such portion of such third party royalty payments against any Royalty payments due under this Section 6.4 with respect to the Net Sales of the applicable Licensed Product in such country to which such royalty payment to such Third Party pertains; provided, however, in no event shall the Royalty payment to Cara under this Section 6.4 for sales of such applicable Licensed Product be reduced by more than [***] of the royalty amount otherwise owed under Section 6.3(a) for such Licensed Product sales.  For the purposes of determining if a royalty is required, reference shall be to the Licensed Product as supplied by Cara, and not to the Licensed Product as it may finally be labeled or packaged.

(d)Generic Sales.  If, in any country or region (e.g., EU) in the Licensed Territory, (a) one or more Generic Products being sold in such country or region achieves during [***] Calendar Quarters a market share (calculated on a units basis) for use in the Field in the aggregate equal to or higher than [***] of the total unit sales of Licensed Products sold in such country or region, then the Royalty payments with respect to the relevant Licensed Product in such country or region shall thereafter be reduced by [***].

(e)Joint Patent/Joint Improvement Valid Claim Reduction.  On a country by country basis, in the event that the last to expire Valid Claim in a particular country in the Licensed Territory that would, but for the licenses granted hereunder, be infringed by the making, using, selling or importing of a Licensed Product in such country is a claim of a Joint Patent or a Patent claim Covering an Improvement made jointly by at least one employee of Cara

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or its Affiliate or person contractually required to assign or license such Invention to Cara, and at least one employee of Licensee or its Affiliate or person contractually required to assign or such Invention to Licensee, then in each subsequent calendar quarter royalty payments on Net Sales attributable to such Licensed Product in such country (based on the royalty rate applicable under Section6.4(a) before taking into any reduction) will be reduced by [***].

(f)Blended Rates.  The Parties acknowledge and agree that the Licensed Patent Rights and the Licensed Know-How licensed under this Agreement may justify royalty rates and/or Royalty Terms of differing amounts for sales of Products, which rates could be applied separately to Licensed Products involving the exercise of Licensed Patent Rights and/or the incorporation of Licensed Know-How, and that if such royalties were calculated separately, royalties relating to the Licensed Patent Rights and royalties relating to the Licensed Know-How would last for different terms. The Parties have determined in light of such considerations and for reasons of mutual convenience that blended royalty rates for the Licensed Patent Rights and the Licensed Know-How licensed hereunder will apply during a single Royalty Term (which blended royalty rates would be advantageous for both Parties) for sales of Licensed Products in a country. Consequently, the Parties have agreed to adopt the royalty rates set forth in this Section 6.4 with respect to the sales of Licensed Products as blended royalty rates.

6.5[***]

6.6Cara Payment of Share of Certain Profits in U.S.  Except as provided in the following sentence, for Cara’s sales of Licensed Products to FMC Dialysis Clinics during a Calendar Year that are fulfilling orders taken by VFMCRP and submitted to Cara for fulfillment (such sales, the “FMC Clinic Sales”), Cara will pay to VFMCRP (on an annual basis) [***] of the annual Net Profit (as defined below) resulting from such FMC Clinic Sales during such Calendar Year using the below calculation for Net Profit.  If, for a particular Calendar Year, the Annual FMC HD Patients (as defined below) number is more than [***] for such Calendar Year, then the payment by Cara to VFMCRP of a share of Net Profits resulting from FMC Clinic Sales shall be as follows:   Cara shall pay to VFMCRP, for such Calendar Year a share of the Net Profit for such Calendar Year, in an amount equal to (a) [***].

As used in this Section, the following defined terms have the following meanings:

“Net Profit” means, for a particular Calendar Year and the FMC Clinic Sales during such Calendar Year, the Net Sales of Cara resulting from such FMC Clinic Sales in such Calendar Year, minus Cara’s COGS (as such term is defined in the Supply Agreement, calculated according to U.S. GAAP) for the Licensed Product sold in such FMC Clinic Sales.

“Total HD Patients” means, as of the particular time, the total number of kidney disease patients in the United States receiving hemodialysis treatments.

“Annual Total HD Patients” means, for a particular Calendar Year, the simple arithmetic average of the Total HD Patients number existing at the beginning of each month during such year.

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“FMC HD Patients” means, as of a particular time, the number kidney disease patients in the United States receiving hemodialysis treatments at FMC US Dialysis Clinics.   \

“Annual FMC HD Patients” means, for a particular Calendar Year, the simple arithmetic average of the FMC HD Patients number existing at the beginning of each month during such year.

“Baseline” means [***], which is the number of FMC HD Patients as of the Effective Date.

[***].

“50% Profit Share Ratio” means, for a particular Calendar Year where the Annual FMC HD Patients number is more than [***] for such Calendar Year, the fraction equal to:  (a) [***] for such Calendar Year, divided by (b) such Annual FMC HD Patients number.

For example, if for a particular Calendar Year, the following numbers are assumed:  [***].  Based on the foregoing assumptions, in such example, the amount payable by Cara to VFMCRP as its share of such Net Profit for such Calendar Year under this Section 6.6, would be calculated as follows:

[***]

VFMCRP covenants that it shall obtain from the applicable member of the FMC Group, on a quarterly basis, the actual total number for FMC HD Patients as of the beginning of each Calendar Quarter during the Term and shall provide such information to Cara for use under this Section 6.6.  VFMCRP warrants that all such numbers shall be accurate, and that if it determines that any such number provided to Cara underreported the actual number of FMC HD Patients for the applicable period, then it shall immediately provide such actual number, and Cara then will be able to recalculate the applicable split of Net Profit and will be entitled to reimbursement by VFMCRP for any overpayment by Cara to VFMCRP of a share in Net Profit, due to such inaccuracy in the number as reported by VFMCRP.  Cara shall use the numbers reported in the United States Renal Data System Annual Data Report (“USRDS Report”) as published on the website at  https://www.usrds.org/reference.aspx  for determining the Total HD Patients and the Annual Total HD Patients for each particular time point or period, under the above.  In the event the Total HD Patients and Annual Total HD Patients must be derived from multiple data sources in the report, Cara shall use the average of the Total HD Patients and Annual Total HD Patients from such data sources.  If the USRDS Report is no longer made, or if changes are made to the USRDS Report so that such data is no longer available, then such number shall be determined by the equivalent listing of Total HD Patients in the U.S. as determined by the appropriate U.S. government agency, as reasonably agreed by the Parties at such time.

6.7Reports; Payments.  Within [***] after the end of each Calendar Quarter during which there are sales of Licensed Product in the Licensed Territory giving rise to a payment obligation under Section 6.4, (a) VFMCRP shall submit to Cara a report listing the total Net Sales for Licensed Product for each country in the Licensed Territory for such Calendar Quarter,

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the calculation of royalties owed (including listing the deductions taken from gross sales to arrive at Net Sales), and the royalties payable to Cara under Section 6.3, including the basis for any adjustments taken under Sections 6.3(c) or (d), and (b) VFMCRP  shall pay to Cara the royalties owed under Section 6.3 on the date such report is due.  Within [***] after the end of each Calendar Year during which there are sales by Cara of Licensed Product in the U.S. that are FMC Clinic Sales (as defined in Section 6.5 above) giving rise to a payment obligation under Section 6.5, (a) Cara shall submit to VFMCRP a report listing the total Net Sales for such FMC Clinic Sales for such Calendar Year, the calculation of COGS for the Licensed Product sold, and the share of the resulting Net Profit that is payable to VFMCRP under Section 6.5, and (b) Cara shall pay to VFMCRP the share of such Net Profit owed under Section 6.5 on the date such report is due.

6.8Books and Records; Audit Rights.

(a)VFMCRP shall keep and shall cause its applicable Affiliates and Sublicensees to keep complete, true and accurate books and records in accordance with Accounting Standards in sufficient detail to determine the royalties due to Cara under Section 6.4.  Cara shall keep complete, true and accurate books and records in accordance with Accounting Standards in sufficient detail to determine the amounts due to VFMCRP under Section 6.6.

(b)Cara shall have the right, once annually at its own expense, to have an independent, certified public accounting firm of nationally recognized standing, selected by Cara and reasonably acceptable to VFMCRP, review (i) the applicable records of VFMCRP and such Affiliates and Sublicensees, in the location(s) where such records are maintained by the audited party, upon reasonable notice (which shall be no less than [***] prior notice) and during regular business hours and under obligations of confidence, for the sole purpose of verifying the accuracy of, and determine any discrepancies in, the royalty amounts paid and payable under this Agreement, and (ii) to the extent that such numbers are not in the public domain (e.g., through public reporting obligations of the FMC Group), the applicable records of the applicable member(s) of the FMC Group relating to the numbers of FMC HD Patients existing during the applicable times, in each case within a [***] Calendar Year period preceding the date of the request for review.  VFMCRP also shall ensure that FMC shall provide Cara the right to perform the review set forth in subclause (ii) above.  The report of such accounting firm shall be limited to:  (x) for a review under subclause (i) above, a certificate stating whether any report made or invoice or payment submitted by VFMCRP during such period is accurate or inaccurate, the actual amounts of royalty payments owed under Section 6.3, and the amount of any Net Sales, royalty or other payment discrepancy, and a reasonable summary of the factual basis for any such discrepancy, and (y) for a review under subclause (ii) above, a certificate stating whether the reports of VFMCRP submitted under Section 6.6 reporting the number of FMC HD Patients as of the applicable time(s) during the inspected period were accurate or inaccurate, and if inaccurate, the amount of the discrepancies and a reasonable summary of the factual basis for such discrepancies.  VFMCRP shall receive a copy of each such report concurrently with receipt by Cara.  Should such inspection lead to the discovery of a discrepancy to Cara’s detriment, VFMCRP shall pay the amount of the discrepancy (including, if applicable, a discrepancy in the reported FMC HD Patients which results in overpayment to VFMCRP of Net Profits under

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Section 6.6) within [***] after its receipt from the accounting firm of the certificate showing the amount of the discrepancy.  Cara shall pay the full cost of the review unless the audit determined an underpayment of royalties and/or an overpayment of VFMCRP’s share of Net Profits under Section 6.6 that is greater than [***] of the amount actually due for the period audited, in which case VFMCRP shall pay the costs charged by such accounting firm for such review.  Any overpayment of royalties by VFMCRP revealed by an inspection shall be creditable against future royalty payments under Section 6.3.

(c)VFMCRP shall have the right, once annually at its own expense, to have an independent, certified public accounting firm of nationally recognized standing, selected by VFMCRP and reasonably acceptable to Cara, review the applicable records of Cara, in the location(s) where such records are maintained by Cara, upon reasonable notice (which shall be no less than [***] prior notice) and during regular business hours and under obligations of confidence, for the sole purpose of verifying the accuracy of, and determine any discrepancies in, the amounts paid and payable under Section 6.6 within a three (3) Calendar Year period preceding the date of the request for review.  The report of such accounting firm shall be limited to a certificate stating whether any report made or invoice or payment submitted by Cara during such period is accurate or inaccurate, the actual amounts of payments owed by Cara under Section 6.5, and the amount of any Net Profits for the applicable Calendar Year(s), share of Net discrepancy, and a reasonable summary of the factual basis for any such discrepancy.  Cara shall receive a copy of each such report concurrently with receipt by VFMCRP.  Should such inspection lead to the discovery of a discrepancy in Cara payment of shares of Net Profits to VFMCRP’s detriment, Cara shall pay the amount of the discrepancy within [***] after its receipt from the accounting firm of the certificate showing the amount of the discrepancy.  VFMCRP shall pay the full cost of the review unless the audit determined an underpayment of owed the share of Net Profit that is greater than [***] of the amount actually due for the period audited, in which case Cara shall pay the costs charged by such accounting firm for such review.  Any overpayment by Cara of a shares of Net Profit revealed by an inspection shall be refunded by VFMCRP within [***] of the report.

6.9Taxes.  All payments under or in connection with this Agreement shall be inclusive of any taxes, and each Party shall be responsible for its own taxes assessed by a tax or other authority except as otherwise set forth in this Agreement. “Taxes” mean all present and future taxes, import deposits assessments, and other governmental charges and any related penalties and interest not attributable to the fault or delay of a Party.

(a)Withholding Taxes:  If Applicable Law require withholding of any Taxes by VFMCRP and imposed upon Cara on account of any royalties payable to Cara under Section 6.4, and paid by VFMCRP under this Agreement, such Taxes shall be deducted by VFMCRP as required by law from such remittable royalty payment and shall be paid by VFMCRP to the proper Tax authorities.  Official receipts of payment of any withholding Tax shall be secured and sent, upon request, to Cara as evidence of such payment. The Parties shall exercise their good faith reasonable efforts to ensure that any withholding Taxes imposed are reduced as far as possible under the provisions of any relevant tax treaty, including filing any needed certificates or documents with applicable tax authorities and seeking to obtain the benefits of any such treaty.  Withholding Taxes have to be paid in applicable local currency.  Any possible refund of

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withholding tax previously withheld will also be paid in local currency to the Party on which such withholding was imposed.  Any currency conversion will be based on the exchange rate applicable on the day of the withholding Tax payment.  Resulting currency exchange losses shall be borne by Cara and not be refunded by VFMCRP.

(b)VAT or similar Taxes: All payments due to the terms of this Agreement are expressed to be exclusive of value added tax (“VAT”) or similar indirect Taxes (e.g., goods and service tax), which shall be and remain the obligations of the paying party.

6.10Payment Method and Currency Conversion.  Except as otherwise provided herein, all payments due to a Party hereunder shall be due and payable on the date specified to be owed, and shall be paid via a bank wire transfer to such bank account as such Party shall designate.  For the purposes of determining the amount of royalties due for the relevant Calendar Quarter under Section 6.3, the amount of Net Sales in any foreign currency shall be converted into U.S. dollars in accordance with the normal business practice of VFMCRP consistently applied.  In accordance with VFMCRP’s normal business practice, when Licensed Products are sold for monies other than U.S. dollars, earned royalties in such countries will be determined by (a) converting the Net Sales in each country in the Licensed Territory into U.S. dollars, using the monthly exchange rates as customarily used by VFMCRP in its regular accounting system and (b) calculating the respective royalty payments per country based on the respective into U.S. dollars values.

6.11Blocked Payments.  If, by reason of Applicable Law in any country in the Licensed Territory, it becomes impossible or illegal for VFMCRP or any of its Affiliates or Sublicensees to transfer, or have transferred on its behalf, royalties or other payments to Cara, VFMCRP shall promptly notify Cara of the conditions preventing such transfer and such royalties or other payments shall be deposited in local currency in the relevant country to the credit of Cara in a recognized banking institution with a good creditworthiness, such banking institution to be designated by Cara or, if none is designated by Cara within [***], in a recognized banking institution selected by VFMCRP, and identified in a written notice given to Cara.  If so deposited in a foreign country, VFMCRP shall provide reasonable cooperation to Cara so as to allow Cara to assume control over such deposit as promptly as practicable.

6.12Late Payments.  Any payment not made within [***] after the due date for such payment pursuant to the terms of this Agreement shall bear interest at a rate of the thirty-day U.S. dollar LIBOR rate effective for the date that payment was due (as published in The Wall Street Journal, Eastern Edition) plus [***] per annum.  Calculation of interest will be made for the exact number of days the payment was past due based on a year of 360 days (actual days/360).

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Article VII

PATENT MATTERS

7.1Ownership.

(a)As between the Parties, each Party shall exclusively own all Know-How (including Inventions), Patent Rights, and other intellectual property rights conceived, created, made, discovered, generated or invented solely by employees, agents and consultants of such Party or its Affiliates either prior to the Effective Date, or thereafter either pursuant activities conducted independent of, or under and in connection with this Agreement, but in each case subject to the licenses granted to the other Party under Article 2, as applicable.

(b)The Parties will jointly own (i.e., each Party shall own an undivided one-half interest in and to) the entire rights, title and interests in and to all Joint Technology (except as may otherwise be agreed by the Parties under Section 7.2).  The Parties will promptly disclose to each other any Joint Technology conceived or reduced to practice no later than [***] after the Intellectual Property or Legal Department of the Party receives a written disclosure of such conception or reduction to practice.  Except to the extent either Party is restricted by the licenses granted to the other Party under this Agreement, each Party shall be entitled to practice, license, assign, and otherwise exploit its interests in the Joint Technology without a duty of accounting to or seeking consent from the other Party.

(c)The Parties intend that this Agreement is a joint research agreement under the provisions of pre-AIA 35 U.S.C. 103(c) and AIA 35 U.S.C. 102(c).  The Parties further agree to cooperate and to take reasonable actions to maximize the protections available under the safe harbor provisions of 35 U.S.C. 100 et seq. for U.S. Patent Rights.

7.2Prosecution and Maintenance of Joint Patents.  With respect to any Inventions in the Joint Know-How, Cara and VFMCRP shall discuss reasonably and endeavor to agree on the Prosecution of any Joint Patents claiming potentially patentable Inventions within the Joint Know-How.  All such Joint Patents shall be jointly-owned by the Parties (i.e., each Party shall own an undivided one-half interest in and to the entire rights, title and interests in and to the Joint Patents), absent a written agreement of the Parties otherwise, in appropriate countries throughout the world.  Absent agreement of the Parties otherwise, VFMCRP shall be responsible for the Prosecution of any such Joint Patents in countries and jurisdictions in the Licensed Territory, at its sole expense, and Cara shall be responsible for the Prosecution of any such Joint Patents in countries and jurisdictions outside the Licensed Territory, at its sole expense, provided that Cara and VFMCRP shall discuss reasonably and endeavor to agree on all filings and responses in the Licensed Territory.  Each Party shall keep the other fully informed regarding the filing, prosecution, defense and maintenance of the Joint Patents being prosecuted by such Party (including in any case, a detailed update at least once per Calendar Quarter). If reasonably requested by either Party, the other Party shall provide reasonable assistance and support to such Party in the above Prosecution and Maintenance, provided that any reasonable out-of-pocket costs of such assistance (including appearances at any compelled hearings or preparation or attendance at discovery responses) shall be paid for by the Party providing assistance.

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7.3Prosecution and Maintenance of Licensed Patent Rights.  Cara shall have the sole right (except as otherwise provided below and be responsible for the Prosecution of the Licensed Patent Rights  throughout the Licensed Territory, at its own expense (except as provided below) and at its reasonable discretion.  VFMCRP shall reimburse Cara for [***] of annual maintenance fee costs for Licensed Patents in the Licensed Territory, based on invoices submitted.  Cara shall keep VFMCRP fully informed regarding the filing, prosecution, defense and maintenance of such Licensed Patent Rights (including in any case, a detailed update at least once per Calendar Year).  If reasonably requested by Cara, VFMCRP shall provide reasonable assistance and support to Cara in the above Prosecution and Maintenance, provided that any reasonable out-of-pocket costs of such assistance (including appearances at any compelled hearings or preparation or attendance at discovery responses) shall be paid for by Cara.

7.4VFMCRP’s rights.  If Cara decides that it shall no longer continue the Prosecution of a particular Licensed Patent Right in the Licensed Territory during the Term, then it will promptly advise VFMCRP of this decision at least [***] in advance of any Prosecution filing or response deadline that would result in the loss of such Licensed Patent Right.  Thereafter VFMCRP may, upon written notice to Cara, assume the Prosecution of such Licensed Patent Right in the Licensed Territory at its sole expense and discretion.  Upon such written notice, Cara will grant to VFMCRP the right to conduct the Prosecution, on Cara’s behalf, of such Licensed Patent Right, and shall transfer copies of all documents relating directly to Cara’s prior Prosecution of same, at VFMCRP’s cost. Following such grant, such Licensed Patent Right will remained licensed to VFMCRP under the license grants hereunder, but will no longer be considered a Licensed Patent Right for the purpose of determining applicable Royalty Terms.  Cara will reasonably cooperate, upon VFMCRP’s reasonable request and at its expense, in connection with the prosecution of all patent applications included within such Licensed Patent Right, including providing (at VFMCRP’s expense) reasonable and related technical expertise, technical data, prosecution history and other relevant expertise, to the extent required for VFMCRP to conduct such Prosecution.

7.5European Unified Patent System. With regard to any Licensed Patents Rights or jointly-owned Patent Rights that fall under the new European Unified Patent System, the Party prosecuting such Licensed Patent Right or jointly-owned Patent Right will elect the opt-out option unless the Parties mutually agree otherwise.

7.6Patent Term Extensions. The Party prosecuting a Licensed Patent Right or Joint Patent will be solely responsible for making all decisions regarding patent term extensions, including supplementary protection certificates and any other extensions, that are now available or become available in the future, that are applicable to such Licensed Patent Right or jointly-owned Patent Right and that become available directly as a result of the Regulatory Approval of a Licensed Product by VFMCRP or any of its Affiliates or sublicensees; provided that the prosecuting Party will consult the other Party with respect to such decisions and will consider the comments and concerns of the other Party in good faith, and further provided that, Cara will consult with VFMCRP with respect to such decisions (including selection of the patent(s) for patent term extension, supplementary protection certificates or any other extensions) as a result of the first Regulatory Approval in territory of any product containing the Compound, even if outside the Field and even if not by VFMCRP or any of its Affiliates or sublicensees and that the

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patent(s) selected for patent term extension, supplementary protection certificates or any other extensions in a territory within the Licensed Territory shall Cover the Licensed Product.

7.7Third Party Infringement.

(a)Notice.  Each Party shall promptly report in writing to the other Party any known or reasonably suspected (i) infringement of any Licensed Patent Right or Joint Patent, or (ii) unauthorized use or misappropriation of any of the Licensed Know-How or Joint Know-How, of which such Party becomes aware and shall provide the other Party with all material evidence in its possession regarding such known or suspected infringement or unauthorized or  use misappopriation (to the extent able to be disclosed).

(b)Initial Right to Enforce.  Cara shall have the first right, but not the obligation, to initiate a lawsuit or take other reasonable action to enforce the applicable Licensed Patent Rights or Joint Patent with respect to an infringement by a Third Party by making, using, importing or selling in the Licensed Territory a product that contains a Compound or otherwise competes or likely would compete with Licensed Product or a misappropriation or other violation of the Licensed Know-How (in each case, a “Field Infringement”).  Cara shall consult with VFMCRP and give good faith consideration to any reasonable objection from VFMCRP regarding Cara’s proposed course of action prior to initiating any such lawsuit or other enforcement action asserting any such Licensed Patent Rights or Joint Patent against a Field Infringement in the Licensed Territory.  VFMCRP shall reasonably cooperate in the prosecution of any such suit or other action against a Field Infringement as may be reasonably requested by Cara, including joining any action as party-plaintiff at Cara’s request if needed for Cara to have standing to bring such suit; provided, that Cara shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) incurred at Cara’s request and actually incurred by VFMCRP in connection with such cooperation.  Cara shall keep VFMCRP reasonably informed regarding the prosecution and results of any such enforcement suit or action (including in any case, a detailed update at least once per Calendar Quarter).

(c)Step-In Right.  If Cara does not initiate a lawsuit or take other reasonable action intended to cause a Field Infringement of Licensed Patent Rights or jointly-owned Patent Rights against a Field Infringement in the Licensed Territory to cease and obtain remedies for the harm resulting therefrom, pursuant to Section 7.4(b), within one hundred [***] of actual notice provided under Section 7.4(a) with respect to any such Field Infringement, then VFMCRP shall have the right, but not the obligation, to initiate such lawsuit or take such other action, after providing [***] notice to Cara and giving good faith consideration to the Cara’s reason(s) for not initiating a lawsuit or taking other action.  For this purpose, Cara shall cooperate in the prosecution of such suit as may be reasonably requested by VFMCRP, including joining any action as party-plaintiff at VFMCRP’s request if required for VFMCRP to have standing to bring such suit; provided, that VFMCRP shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) of Cara incurred in connection with such cooperation.

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(d)Conduct of Certain Actions; Costs.  The Party initiating legal action against a Field Infringement shall have the sole and exclusive right to select counsel for any suit initiated by it pursuant to Section 7.4(b) or 7.4(c) (the “Initiating Party”).  The Initiating Party shall bear its own internal and out-of-pocket costs incurred in any such legal action, including the fees and expenses of the counsel selected by it.  The other Party shall have the right to participate and be represented in any such legal action (in cases where such other Party has standing) by its own counsel at its own expense, provided that the Initiating Party shall in any event have the final say about the strategy and decisions in the suit and any settlement.

(e)Recoveries.  Any amount recovered in any action or settlement of any such action against a Field Infringement in the Licensed Territory shall be allocated first to reimburse on a pro-rata basis each Party’s actual out-of-pocket costs (including reasonable attorneys’ fees and expenses) incurred in such action and any amount remaining shall be allocated as follows:  (i) if Cara is the Initiating Party, then Cara shall provide to VFMCRP [***] of the net amount remaining, and (ii) if VFMCRP is the Initiating Party, with respect to any remaining portion of such recovery, such net amounts remaining shall be considered as Net Sales and shall be subject to payment of the applicable royalty thereon in accordance to Section 6.4.  For clarity, Cara shall retain any amounts it recovers from enforcing all Cara Patent Rights, the Joint Patents or its rights in any Cara Know-How outside the Licensed Territory.  For clarity, Cara retains the sole and exclusive rights to enforce Cara Patent Rights, the Joint Patents or its rights in any Cara Know-How outside the Licensed Territory.

(f) Responsibility for Third Party Licenses. At any time during the Term, if Cara believes it is necessary or advisable to seek to acquire or obtain a license from any Third Party in order to avoid infringement of Patents owned or controlled by such Third Party during the exercise of the rights herein granted, whether or not there has been the institution of any infringement claim, Cara will have the sole right, but not the obligation, to negotiate and acquire or obtain a license under such Patents from such Third Party. Cara will be responsible for the amounts payable to such Third Party assignor, licensor or grantor of rights pursuant to such agreement to the extent such payments arise out of or relate to the research, Development, use, import, offer for sale or sale of the Licensed Products (including Combination Products and Bundled Products) in the Licensed Territory by VFMCRP or its Affiliates or Sublicensee.  This section will not be interpreted as placing on either Party a duty of inquiry regarding Third Party intellectual property rights.  Each Party will keep the other Party informed of the status of any Third Party claim of infringement.

7.8Enforcement of Product Trademark.  Cara shall have the sole initial rights to initiate lawsuits and/or take any other action to enforce the Product Trademark or Local Trademark, against any infringement, dilution or other violation (a “Mark Infringement”) anywhere in the world.  VFMCRP shall reasonably cooperate in the prosecution of any such suit or other action brought by Cara against such Mark Infringement as may be reasonably requested by Cara, including joining any action as party-plaintiff at Cara’s request if needed for Cara to have standing to bring such suit; provided, that Cara shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) incurred at Cara’s request and actually incurred by VFMCRP in connection with such cooperation.  Cara shall keep VFMCRP reasonably informed regarding the prosecution and results of any such enforcement suit.  If Cara

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does not initiate a lawsuit or take other reasonable action intended to cause a Mark Infringement in the Licensed Territory to cease and obtain remedies for the harm resulting therefrom, pursuant to this Section 7.5, within one hundred [***] of actual notice with respect to any such Mark Infringement, then VFMCRP shall have the right, but not the obligation, to initiate such lawsuit or take such other action, after providing [***] notice to Cara and giving good faith consideration to the Cara’s reason(s) for not initiating a lawsuit or taking other action, and shall keep Cara reasonably informed of the progress and results of such action.  The Party that conducts an action against a Mark Infringement shall retain any recoveries (including by settlement) of such action.

7.9Patent Invalidity Claim.

(a)Each Party shall promptly notify the other in the event of any legal or administrative action by any Third Party against a Licensed Patent Right or Joint Patent of which it becomes aware challenging the validity or enforceability thereof, including any opposition, post-grant review, inter-partes review, nullity, revocation, reexamination, third party observations, or compulsory license proceeding.

(b)Cara shall have the first right, but not the obligation, at its expense, to defend against any such action relating to a Licensed Patent Right or Joint Patent in the Licensed Territory.  In such case, Cara shall keep VFMCRP reasonably informed of the progress and results of such action and defense, including providing copies of all substantive filings and orders in any such action.  If Cara does not initiate a defense against any such action involving a Licensed Patent Right or Joint Patent within [***] following such notice, then VFMCRP shall have the right, but not the obligation, to defend such action at its expense, provided that VFMCRP shall keep Cara regularly informed of all actions taken and results of such defense.

7.10  Patent Marking.  VFMCRP shall ensure that all Licensed Products sold in the Licensed Territory are appropriately marked to indicate all relevant Patent Rights claiming the Licensed Product or its use, in accordance with Applicable Law.

Article VIII

CONFIDENTIALITY AND PUBLICATION

8.1Nondisclosure and Limited Use Obligations.  Each of the Parties agree that during the Term, and for a period of [***] thereafter, each Party and its Affiliates (and, with respect to VFMCRP, its Sublicensees) shall (a) maintain in confidence the Confidential Information of the other Party, using efforts to protect such information that are at least as strong as those that such Party uses to maintains its own confidential information (but in no event less than reasonable efforts), (b) not disclose such Confidential Information to any Third Party without the prior written consent of the other Party, or as otherwise expressly permitted in this Agreement, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement.

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8.2Authorized Disclosure.  Notwithstanding anything to the contrary in this Article 8, a Party may disclose particular Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a)Prosecuting, enforcing or defending applicable Patent Rights that are the subject of this Agreement in accordance with Article 7 of this Agreement;

(b)making filings covering Licensed Products with Regulatory Authorities in accordance with this Agreement;

(c)complying with Applicable Law (including securities laws and the requirements of the securities exchange on which Cara’s stock is traded) or submitting information to tax or other Governmental Authorities; provided that if a Party is required by Law to make any public disclosure of Confidential Information of the other Party, to the extent it may legally do so, it will give reasonable advance notice to the other Party of such disclosure and will use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise);

(d)to its Affiliates, and to employees, accountants, and lawyers, on a need to know basis, each of whom prior to disclosure must be subject to appropriate obligations of confidentiality and non-use equivalent in scope to those set forth in this ARTICLE VIII and that are of reasonable duration in view of the circumstances of the disclosure; or

(e)to the extent mutually agreed to in writing by the Parties.

8.3Press Releases and Other Permitted Disclosures.

(a)Cara and VFMCRP each agree not to disclose any of the terms and conditions of this Agreement to any Third Party, except as described below in this Section 8.3.  The Parties will cooperate in the release of a mutually agreed upon press release, within thirty (30) days following execution of the Agreement, announcing the collaboration contemplated by this Agreement as soon as practicable after the Effective Date.  Subject to the other provisions of this Agreement, no other press release, public statement or public disclosure concerning the existence or terms of this Agreement shall be made, either directly or indirectly, by either Party, without first obtaining the written approval of the other Party, such approval not to be unreasonably withheld; provided, however, the foregoing limitation does not apply to the extent a press release, public statement or public disclosure contains information that was previously disclosed publicly.

(b)Either Party may disclose the existence and terms of this Agreement in confidence to its attorneys, professional accountants, auditors or other professional advisors, under an agreement with terms of confidentiality and non-use no less rigorous than the terms contained in this Agreement (or pursuant to ethical requirements of the professional that require the recipient to preserve the confidentiality of the disclosed information).

(c)Notwithstanding the foregoing provisions of this ARTICLE VIII, a Party may disclose the existence and terms of this Agreement (however, with it seeking to exclude, as

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far as legally possible, any and all technical or financial information and terms contained within the Agreement, including applicable information in Exhibits hereto, to the extent such information and terms may be redacted under a Confidential Treatment Request or similar application under Applicable Law), or the Parties’ activities under this Agreement, where such disclosure is required, as determined by the legal counsel of the disclosing Party, by Applicable Law, by applicable stock exchange regulation or by order or other ruling of a competent court, although, to the extent practicable, the other Party shall be given [***] advance notice of any such legally required disclosure to provide comments to the disclosing Party, and the disclosing Party shall use its good faith diligent efforts to reasonably consider such comments provided by such other Party on the proposed disclosure and seek to further redact the information and terms contained within the Agreement in a consistent manner, to the extent such redactions are permitted under Applicable Law.  In case either Party is obliged to publish the Agreement as a “material agreement” in accordance with the U.S. stock exchange regulations (“SEC Filing”), the Agreement shall be redacted by the filing Party as far as legally possible, as determined reasonably by the filing Party’s legal counsel, and the filing Party shall cooperate with the other Party reasonably in advance to such SEC Filing to enable the other Party to review and comment on the scope of such redaction, all in accordance with the requirements found in the immediately preceding sentence.

8.4Data Security.  During the Term of this Agreement, each Party will maintain (and, as applicable, cause its Affiliates to maintain) reasonable environmental, safety and facility procedures, data security procedures and other safeguards against the disclosure, destruction, loss, or alteration of the other Party’s Confidential Information in the possession of such Party or its Affiliates, which efforts shall in any event be no less rigorous than those maintained by such Party for its own Confidential Information of a similar nature.

Article IX

REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

9.1Representations and Warranties of the Parties.  VFMCRP and Cara each represent, warrant and covenant to each other Party that as of the Effective Date:

(a)it has the authority and right to enter into and perform this Agreement and grant the rights embodied herein, and it is not aware of any legal impediment that could inhibit its ability to perform its obligations under this Agreement;

(b)its execution, delivery and performance of this Agreement does not constitute a breach of any order, judgment, agreement or instrument to which it is a party or is otherwise bound;

(c)such Party is a corporation duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of incorporation or formation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof except where failure to be in good standing would not materially impact the Party’s ability to meet its obligations hereunder;

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(d)as of the Effective Date, no consent of any Third Party is required for such Party to grant the licenses and rights granted to the other Party under this Agreement or to perform its obligations hereunder;

(e)all of such Party’s personnel and employees and Third Parties, including agents and consultants, hired by such Party and involved in the Development, manufacture or Commercialization of Compounds or Licensed Products hereunder are, or when hired will be, under a written agreement whereby they have presently assigned to such Party any right they may have in any Invention first invented, discovered, made, conceived or reduced to practice in the conduct of activities pursuant to the Global Development Program or in the Development, manufacture or Commercialization of any of such Compounds or Licensed Products, and all intellectual property rights therein;

(f)it will not, after the Effective Date, enter into any written or oral contractual obligation with any Third Party that would conflict with the obligations that arise on its part out of this Agreement; and

(g)no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of such Party in connection with the valid execution, delivery and performance of this Agreement.

(h)In performing under this Agreement, it and its Affiliates agree to comply with all applicable anti-corruption laws, including the Foreign Corrupt Practices Act of 1977, as amended from time to time (“FCPA”); the anti-corruption laws of the Territory; and all laws enacted to implement the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions;

(i)It is not aware of any Government Official or Other Covered Party having any financial interest in the subject matter of this Agreement or in any way personally benefiting, directly or indirectly, from this Agreement.

(j)No political contributions or charitable donations will be given, offered, promised or paid by a Party (or its Affiliate) at the request of any Government Official or Other Covered Party that is in any way related to this Agreement or any activity conducted pursuant to this Agreement by such Party (or its Affiliate), without the other Party’s prior written approval.

(k)It has not been debarred by the FDA, is not the subject of a conviction described in Section 306 of the FD&C Act, and is not subject to any similar sanction of other Governmental Authorities outside the Territory, and neither it nor any of its Affiliates has used, in any capacity, any person who either has been debarred by the FDA, is the subject of a conviction described in Section 306 of the FD&C Act or is subject to any such similar sanction.  Neither Party will engage, in any capacity in connection with this Agreement or any ancillary agreements, any person who either has been debarred by the FDA, is the subject of a conviction described in Section 306 of the FD&C Act or is subject to any such similar sanction. Each Party will inform the other Party in writing promptly if it or any person engaged by it or any of its

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Affiliates who is performing services under this Agreement, or any ancillary agreements, is debarred or is the subject of a conviction described in Section 306 of the FD&C Act, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to each Party’s knowledge, is threatened, relating to the debarment or conviction of a Party, any of its Affiliates or any such person performing services hereunder or thereunder.

(l)It has been and will, for the Term, be in compliance with all applicable global trade laws (including the Global Trade Control Laws), including those related to import controls, export controls or economic sanctions, and it will cause each of its Affiliates to remain in compliance with the same during the Term.  Neither Party, nor any of its Affiliates or its or their respective directors, officers, employees, agents or representatives is, or in the last five years was, a Restricted Party.  Neither Licensee nor its Affiliates or sublicensees will export, transfer, or sell the Licensed Product (i) to any country or territory that is subject to comprehensive economic sanctions administered by OFAC, which currently includes Cuba, Iran, North Korea, Sudan and Syria, as well the Crimea region of Ukraine, unless the sale of the product would be permissible if Licensee, its Affiliates or sublicensees were subject to OFAC’s jurisdiction, (ii) to any Restricted Party unless the sale of the product would be permissible if Licensee, its Affiliates or sublicensees was subject to OFAC’s jurisdiction or (iii) in such a manner that would violate the Global Trade Control Laws.

(m)It will comply with all Applicable Law in performing its activities hereunder.

9.2Representations and Warranties of Cara.  Cara represents, warrants and covenants to VFMCRP, as of the Effective Date, that:

(a)the existing Licensed Patents Rights and Product Trademarks have been duly filed in the applicable countries in the Licensed Territory (i.e., where such rights exist);

(b)all applicable filing, maintenance and other fees have been timely paid for all of the Licensed Patent Rights the Product Trademarks and any Local Trademarks (if applicable), including all issued patents or registered trademarks, and, to Cara’s Knowledge, all of the Licensed Patent Rights and Product Trademarks that are issued patents or registered trademarks are in full force and effect;

(c) (i) there is no pending or, to Cara’s Knowledge, threatened (in writing) re-examination, opposition, interference, inter partes review or claim challenging the inventorship, ownership, validity, enforceability or patentability of the Licensed Patent Rights owned by Cara or other litigation or proceeding relating to any of the Licensed Patents Rights owned by Cara and (ii) to Cara’s Knowledge, there is no pending or threatened (in writing) re-examination, opposition, interference, inter partes review or claim challenging the inventorship, ownership, validity, enforceability or patentability of the Licensed Patent Rights in-licensed by Cara or other litigation or proceeding relating to any of the Licensed Patent Rights in-licensed to Cara;

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(d)to Cara’s Knowledge, the making, having made, selling, offering for sale, using or importing of a Compound or Licensed Product (as currently existing) does not infringe any valid Patent Right or other intellectual property rights of any Third Party in the Licensed Territory or the U.S.;

(e)Cara has received no written notice of any claim that a patent or trade secret owned or controlled by a Third Party is or would be infringed or misappropriated by the Development, manufacture, use, sale, offer or sale, import or other Commercialization of the Licensed Compound or the Licensed Products in the Territory or the U.S.;

(f)to Cara’s Knowledge, all inventors of any Inventions that are claimed by the Licensed Patent Rights have assigned their entire right, title and interest in and to such Inventions and the corresponding Licensed Patent Rights to Cara (or to its licensor);

(g)Cara has not assigned, transferred, conveyed, granted rights to a Third Party or otherwise encumbered its right, title and interest in Cara Product Technology in a manner inconsistent with the license rights granted to VFMCRP under this Agreement;

(h)Cara is the legal and beneficial owner of the Licensed Patent Rights existing as of the Effective Date, free and clear of all liens, charges and encumbrances (other than encumbrances that do not breach the warranty in Section 9.2(g));

(i)to Cara’s Knowledge, the conception, development and reduction to practice of the material Cara Product Technology has not constituted or involved the misappropriation of Know-How of any Third Party or the infringement of the Patent Rights of any Third Party;

(j)Cara has not received any written notice of any unauthorized use, infringement, or misappropriation of any material Cara Product Technology by any person or entity, including any current or former employee or consultant of Cara;

(k)Cara has no Knowledge of any information that it believes would render unenforceable or unpatentable any claim in the Licensed Patent Rights existing as of the Effective Date.

(l)the research, Development and manufacture of the Licensed Product conducted by Cara or its Affiliates has been conducted in material compliance with Applicable Law, and to Cara’s Knowledge, the research, Development and manufacture of the Licensed Product conducted by Cara’s Third Party contractors has been conducted in material compliance with Applicable Law.

As used herein, “Knowledge” means that, based on the actual knowledge of the executive officers (including General Counsel and the Head of IP) of Cara, such officers are not aware of facts that make the statement, by which the term Knowledge is qualified, materially untrue.

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9.3Representations and Warranties of VFMCRP.  VFMCRP represents, warrants and covenants to Cara that:

(a)as of the Effective Date, it and its Affiliates do not have any ongoing program to identify, research or Develop any drug products that may be competitive with Licensed Product.

9.4No Other Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 9.1 – 9.3, NEITHER OF THE PARTIES MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING AND PARTICULARLY THAT THE INTELLECTUAL PROPERTY LICENSED HEREUNDER IS NON-INFRINGING OR THAT PRODUCT(S) WILL BE SUCCESSFULLY DEVELOPED HEREUNDER, AND FURTHER, THE PARTIES HEREBY DISCLAIM ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9.5Indemnification by VFMCRP.  VFMCRP shall indemnify, hold harmless and defend Cara, its Affiliates and all of their respective officers, directors, employees, agents, licensors and shareholders (collectively, the “Cara Indemnitees”) from and against any and all losses, damages, liabilities, judgments, fines, amounts paid in settlement, expenses and costs of defense (including reasonable attorneys’ fees) (“Losses”) resulting from any allegation, demand, claim, suit, action or proceeding brought or initiated by a Third Party (each a “Third Party Claim”) against any Cara Indemnitee to the extent arising out of (a) a Default by VFMCRP or its Affiliates ; (b) the gross negligence or willful misconduct of, or violation of Applicable Law by, VFMCRP or its Affiliate or Sublicensee; or (c) the Development, offer for sale, sale or use or other Commercialization of any Compound or Licensed Product by, on behalf of or under authority of, VFMCRP or its Affiliate, Sublicensee, Third Party distributor, or end user; provided that the foregoing defense, hold harmless and indemnity obligations shall not apply to the extent such Third Party Claim is caused by the gross negligence, willful misconduct or violation of Applicable Law by Cara or is due to any action, omission or activity covered by Section 9.6(a) or (b) below, or by an action or omission of Cara for which Cara has an indemnity obligation under the terms of the Supply Agreement with respect to defective Licensed Product supplied by Cara.

9.6Indemnification by Cara.  Cara shall indemnify, hold harmless and defend VFMCRP and its Affiliates and all of their respective officers, directors, employees, agents, licensors and shareholders (collectively, the “VFMCRP Indemnitees”) from and against any and all Losses resulting from any Third Party Claim against any VFMCRP Indemnitee to the extent arising out of (a) a Default by Cara or its Affiliates; (b) the gross negligence or willful misconduct of, or violation of Applicable Law by, Cara or its Affiliates; or (c) the Development, offer for sale, sale or use or other Commercialization of any Compound or Licensed Product by, or on behalf of or under the authority of Cara or its Affiliate or Third Party licensee (for clarity, other than VFMCRP or its Affiliate or Sublicensee),  or the manufacture of any Compound or Licensed Product by, on behalf of or under authority of, Cara or its Affiliate (for clarity, other than VFMCRP or its Affiliate or Sublicensee); provided that the foregoing defense, hold harmless and indemnity obligations shall not apply to the extent such Third Party Claim is

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caused by the gross negligence, willful misconduct or violation of Law by a VFMCRP Indemnitee or is due to any action, omission or activity covered by Section 9.5(a) or (b) above.

9.7 Indemnification Procedure.

(a)To be eligible for the Cara Indemnitees to be indemnified hereunder, Cara shall provide VFMCRP with prompt notice of the Third Party Claim giving rise to the indemnification obligation under Section 9.5 (provided that any delay in giving such notice shall not exempt VFMCRP from its indemnity, hold harmless and defense obligations if such delay does not cause any material prejudice to VFMCRP) and the exclusive (provided that VFMCRP timely undertakes and continues to fully defend against the Third Party Claim) ability to defend or settle any such claim; provided however that VFMCRP shall not enter into any settlement for damages, or that imposes upon any Cara Indemnitee any obligation or liability, without Cara’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.  Cara shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by VFMCRP, provided that VFMCRP shall in any event control the defense of the claim or suit.

(b)To be eligible for the VFMCRP Indemnitees to be indemnified hereunder, VFMCRP shall provide Cara with prompt notice of the Third Party Claim giving rise to the indemnification obligation under Section 9.6 (provided that any delay in giving such notice shall not exempt Cara from its indemnity, hold harmless and defense obligations if such delay does not cause any material prejudice to Cara) and the exclusive (provided that Cara timely undertakes and continues to fully defend against the Third Party Claim) ability to defend or settle any such claim; provided however that Cara shall not enter into any settlement for damages, or that imposes upon any VFMCRP Indemnitee any obligation or liability, without VFMCRP’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.  VFMCRP shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by Cara, provided that Cara shall in any event control the defense of the claim or suit.

9.8Insurance.  Each Party will, at its own expense, obtain and maintain insurance with respect to the Development and Commercialization of the Compound and the Licensed Products under this Agreement in such amount and subject to such deductibles and other limitations as biopharmaceutical companies in the Territory customarily maintain with respect to the research, development, and commercialization of similar products.  Each Party will provide a copy of such insurance policy to the other Party upon request.

9.9No Consequential or Punitive Damages.  EXCEPT FOR DAMAGES RESULTING FROM (a) A BREACH OF THE CONFIDENTIALITY OBLIGATIONS OF ARTICLE VIII, OR (b) A PARTY’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, NEITHER PARTY HERETO WILL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.  FOR CLARITY, THIS SECTION 9.9 SHALL NOT LIMIT EITHER PARTY’S RIGHTS OR OBLIGATIONS UNDER SECTIONS 9.5 OR 9.6.

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Article X

TERM AND TERMINATION

10.1Term and Expiration.  This Agreement shall be effective as of the Effective Date and shall continue in effect until expiration upon the expiration of all Royalty Terms, or until earlier termination of the Agreement pursuant to Section 10.2 (the “Term”).  Upon expiration (but not earlier termination) of this Agreement, VFMCRP shall have a fully paid-up, royalty-free, perpetual and non-exclusive license (with the right to assign to Affiliates and Sublicensees), to manufacture, import, market, promote, use, develop and sell the Licensed Product in the Licensed Territory.  Following such expiration (but not earlier termination) of this Agreement and for a period of [***] thereafter, Cara agrees not to commercialize (whether directly or indirectly) the Licensed Product in countries in the Licensed Territory in which VFMCRP has launched commercial sales of the Licensed Product during the term of the Agreement

10.2Termination.

(a)Termination of Agreement for Cause. If at any time during the Term a Party (the “Non-Defaulting Party”) believes that the other Party (the “Defaulting Party”) has committed a Default, then the Non-Defaulting Party may provide written notice (a “Breach Notice”) to the Defaulting Party, which Breach Notice shall identify in detail the Default, the intent to terminate the Agreement if the Default is not cured, and the actions or conduct that it considers would be a cure of such Default.  If such a Breach Notice has been provided, and such Default is not cured by the date sixty (60) days (thirty (30) days for breach of a payment obligation) after such Breach Notice was provided, then the Non-Defaulting Party may terminate the Agreement on written notice of termination to Defaulting Party.

(b)Termination for Bankruptcy.  Either Party shall have the right to terminate this Agreement in the event of the commencement of any proceeding in or for bankruptcy, insolvency, dissolution or winding up by or against the other Party (other than pursuant to a corporate restructuring) that is not dismissed or otherwise disposed of within sixty (60) days thereafter, subject to a Party’s rights and licenses that are retained under Section 2.7.

(c)Termination by Consent.  The Parties may terminate this Agreement by mutual written consent.

(d)Termination for Patent Challenge. Except to the extent the following is unenforceable under the laws of a particular jurisdiction, Cara may terminate this Agreement on written notice if VFMCRP or its Affiliates or Sublicensees, individually or in association with any other person or entity, commences a legal action challenging the validity or enforceability of any of the Licensed Patent Rights (a “Patent Challenge”); provided, however, that Cara may not terminate this Agreement pursuant to this Section 10.2(d) as a result of any Patent Challenge brought in response to an action brought against VFMCRP or its Affiliates or Sublicensees by Cara for infringement of any Licensed Patent in the Licensed Territory.

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(e)Termination by VFMCRP for Convenience.  Upon the earlier of (i) the acceptance for filing of an NDA covering Licensed Product filed with the FDA (after completion of the phase 3 program), or (ii) the third anniversary of the Effective Date, VFMCRP may terminate this Agreement in its entirety, or in part only with respect to particular countries within the Licensed Territory, by providing written notice to Cara thereof, which termination will be effective 12 months following the date of such notice; provided, however, that such 12 month notice period may be shortened by mutual agreement of the Parties.

10.3Effect of Termination.  If this Agreement terminates early in its entirety pursuant to a termination under Section 10.2 (that is, prior to expiration under Section 10.1), then:

(a)Cara shall, within [***] after the effective date of such termination, return or cause to be returned to VFMCRP copies of all VFMCRP’s Confidential Information (other than VFMCRP Product Technology); for clarity, Cara may retain (i) all copies of Joint Know-How, (ii) one copy of such returned VFMCRP Confidential Information solely for legal archive purposes, and (iii) copies of all VFMCRP Product Technology (for use in exercising the license rights granted to Cara under the Agreement that survive termination of this Agreement;

(b)VFMCRP’s licenses pursuant to Sections 2.1, 2.2 and 2.3 shall terminate as of the effective date of termination;

(c)within [***] after the effective date of termination VFMCRP shall return or cause to be returned to Cara, all copies of all Cara’s Confidential Information and all Licensed Know-How; except that VFMCRP may retain (i) all copies of Joint Know-How, and (ii) one copy of the Cara Confidential Information solely for legal archive purposes;

(d)all of VFMCRP’s rights to use Cara Confidential Information and Cara Know-How, including with respect to Compounds and Licensed Products, shall terminate and revert exclusively to Cara, and VFMCRP covenants that, for [***] after the date of such termination, VFMCRP and its Affiliates and Sublicensees shall not market, promote, use, offer for sale or sell Compound or Licensed Product (except as may otherwise be permitted in Section 10.3(f) with respect to remaining inventory);

(e)immediately and automatically upon termination, VFMCRP will be deemed to grant to Cara, effective solely upon, and exercisable from and after, such termination:  (A) the exclusive, worldwide license, with full rights to grant sublicenses through multiple tiers, under VFMCRP’s and its Affiliates’ interest in all applicable Joint Patents as specified by Cara, such license solely to research, Develop, make, have made, use, offer for sale, sell, export and import all Compounds and Licensed Products, in the Field in the Licensed Territory; and (B) a worldwide, fully sublicenseable (through multiple tiers), non-exclusive license, under all applicable VFMCRP Product Technology, including all regulatory documentation and applications relating to Compound or Licensed Product, such license to research, Develop, make, have made, use, offer for sale, sell, export and import Compound and Licensed Products existing for all purposes in the Licensed Territory.

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(f)Cara shall have the option, exercisable within [***] following such termination, to purchase and obtain VFMCRP’s and VFMCRP’s Affiliate’s or Sublicensee’s existing inventory of Licensed Products (or a portion of any such inventory) at the supply price paid for such Licensed Products by, and/or any costs for manufacturing, formulating, tableting and packaging the Licensed Products incurred by, VFMCRP, its Affiliates or their permitted Sublicensees (such supply price or costs, the “Product Price” for the applicable Licensed Product), provided that if Cara desires to exercise such option, VFMCRP shall provide to Cara, within [***] of request, a listing of the expiration dates for each lot in such inventory (with each lot identified by lot number), and for any such inventory purchased by Cara hereunder, VFMCRP shall provide to Cara a typical product warranty as to remaining shelf life, storage in accordance with cGMP, and compliance with specifications and Applicable Law.  Cara may exercise such option by written notice to VFMCRP during such [***] period.  In addition, if this Agreement is terminated by Cara pursuant to Section 10.2(a), then the purchase price for any Licensed Product purchased by Cara by exercise of this option shall be [***] of the Product Price for the applicable Licensed Product purchased hereunder by Cara.  If Cara does not exercise such option, VFMCRP, its Affiliates or their respective permitted sublicensees will be permitted to sell, subject to the payment to Cara in full of applicable royalties and any other amounts due under this Agreement, any Licensed Products in inventory (including completion for sale of any work in progress) as of the date of termination, such sales solely during the [***] period following such termination, and provided that VFMCRP covenants and warrants that any such sale of Licensed Product after such termination shall comply with all Applicable Laws.

(g)Automatically and immediately upon termination of this Agreement in its entirety VFMCRP shall assign and transfer and hereby assigns and transfers to Cara all right, title and interest in any and all regulatory applications (such as INDs and NDAs) and Regulatory Approval applications and Regulatory Approvals in the Licensed Territory covering Licensed Product.  VFMCRP and VFMCRP’s Affiliates each shall sign all documents and instruments and take all such actions as reasonable needed to effect and perfect such assignments and transfers.

(h)If VFMCRP terminates this Agreement solely with respect to a particular country or countries in the Licensed Territory, rather than in its entirety, pursuant to Section 10.2(e), then such countries are automatically excluded from the Licensed Territory, and all rights hereunder as to Compound and Licensed Product in such countries revert automatically and exclusively to Cara, and the definition of the Licensed Territory for the purposes of this Agreement will automatically be amended to remove such terminated country or countries.

10.4Partial Termination for Cara Uncured Material Breach.  If at any time during the Term, Cara has committed a Default, then in lieu of proceeding under Section 10.2(a), VFMCRP may proceed under this Section 10.4, by providing to written notice (a “Default Notice”) to Cara, which Default Notice shall identify in detail the Default, the intent to terminate partially (pursuant to this Section 10.4) the Agreement if the Default is not cured, and the actions or conduct that it considers would be a cure of such Default.  If such a Default Notice has been provided with respect to an actual Default by Cara, and such Default is not cured by the date sixty (60) days after such Default Notice was provided, then on written notice to Cara VFMCRP may effect a partial, limited termination of the Agreement, having the following effects:  (a) the Development provisions under Article IV with respect to Cara conducted Development activities

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for Licensed Product in the Field, with respect to Licensed Territory, shall be terminated and subject to the following provisions of this Section 10.4; (b) VFMCRP shall undertake and commit to conduct such Development of Licensed Product with respect to Licensed Territory, at its cost, and subject and pursuant to the terms of Article 14, with each of the Party’s respective roles under the terms of Article IV that apply to Cara conducting such Development activities being reversed and (c) VFMCRP’s royalty obligations under Section 6.3 shall be reduced by [***].  For clarity, after a partial termination under this Section 10.4, all terms of this Agreement, except as modified pursuant to the foregoing sentence of this Section 10.4, shall remain in full force and effect.

10.5Effect of Expiration or Termination; Survival.

(a)Expiration or termination of the Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination.  Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other Party accrued or accruing under this Agreement prior to expiration or termination, including the obligation to pay royalties for Licensed Product(s) sold prior to such expiration or termination.  Termination of this Agreement shall be in addition to, and shall not prejudice, the Parties’ remedies at law or in equity, including the Parties’ ability to receive legal damages or equitable relief with respect to any breach of this Agreement, regardless of whether or not such breach was the reason for the termination.

(b)On a country-by-country and Licensed Product-by-Licensed Product basis, if VFMCRP uses any Product Trademark or any Local Trademark in connection with the Commercialization of the Licensed Products in a particular country of the Licensed Territory, then following the expiration during the Term of the applicable Royalty Term in such country and completion of payment of all amounts owed to Cara for sales of Licensed Product in such country, the licenses granted to VFMCRP under Sections 2.4 and 5.5 to use the Product Trademarks and Local Trademarks in such will remain exclusive, subject to payment by VFMCRP of a royalty of [***] of Net Sales of all Licensed Products in such country thereafter.

(c)The following Articles and Sections:  Articles I, VI (until completion of all payments owed to Cara), VIII, X, XI and XII, and Sections 2.6, 2.8(a), 7.1, 7.2, 9.5, 9.6, 9.7 and 9.9, shall survive the expiration or termination of the Agreement.

Article XI

DISPUTE RESOLUTION

11.1Seeking Consensus.  If any dispute or issue between the Parties arises out of, in connection with or related to this Agreement, including disputes over the interpretation, performance, enforcement or breach of this Agreement, including any disagreements at the JSC level described in Section 3.2(c), (any such dispute or issue, a “Dispute”), then upon the written request of either Party, the matter shall be referred to the Senior Executives, who shall meet in a good faith effort to resolve the Dispute. Any final decision mutually agreed to by the Senior Executives shall be conclusive and binding on the Parties.  If the Senior Executives are not able

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to agree on the resolution of any such Dispute within [***] (or such other period of time as mutually agreed by the Senior Executives) after such Dispute was first referred to them, then such Dispute shall be resolved (if at all) pursuant to the provisions of Section 11.2.

11.2Courts.  If the Parties do not fully settle or otherwise resolve a Dispute pursuant to Section 11.1, and a Party wishes to pursue the further resolution of such Dispute, each such Dispute shall be finally and exclusively resolved by litigation in the courts in the State of New York.  Each Party hereby consents to the jurisdiction and proper venue of the courts in the State of New York for any such action or claim initiated by a Party in accordance with this Article XI.

11.3Preliminary Relief.  Notwithstanding Section 11.1, a Party may seek and apply for preliminary and/or permanent injunctive relief through the equitable powers of courts in the State of New York at any time to prevent ongoing or threatened harm due to an applicable breach of this Agreement or other good cause.

Article XII

MISCELLANEOUS

12.1Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of New York and applicable federal laws of the U.S., other than any principle of conflict or choice of laws that would cause the application of the laws of any other jurisdiction.

12.2Waiver.  Waiver by a Party of a breach hereunder by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision.  No delay or omission by a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder shall operate as a waiver of any right, power or privilege by such Party.  No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.

12.3Notices.  Unless otherwise provided for in this Agreement, all notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address specified in this Section 12.3 and shall be: (a) delivered personally; (b) transmitted by facsimile; (c) sent by registered or certified mail, return receipt requested, postage prepaid; or (d) sent via a reputable international overnight delivery service.  Any such notice, instruction or communication shall be deemed to have been delivered (i) upon receipt if delivered by hand or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is on a Business Day; otherwise, on the next Business Day following such transmission), provided that an original document is sent via an internationally recognized overnight delivery service (receipt requested), (ii) three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or (iii) one (1) Business Day after it is sent via a reputable international overnight delivery service.

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If to Cara, to:	Cara Therapeutics, Inc. 4 Stamford Plaza 107 Elm Street, 9th Floor Stamford, CT 06902 Attention: Chief Executive Officer Facsimile: +1 (203) 406-3770
with a copies to:	Cara Therapeutics, Inc. 4 Stamford Plaza 107 Elm Street, 9th Floor Stamford, CT 06902 Attention: Office of the General Counsel Facsimile: +1 (203) 406-3770
and:	Cooley LLP 3175 Hanover St. Palo Alto, CA 94306 USA Attn: Babak Yaghmaie, Esq.
If to VFMCRP, to:	Vifor Fresenius Medical Care Renal Pharma Ltd Rechenstrasse 37 9014 St. Gallen Switzerland Attn: CEO Fax: +41 58 851 8001
with a copy to:	Vifor Pharma Management Ltd Flughofstrasse 61 8152 Glattbrugg Switzerland Attn: Group General Counsel Fax: +41 58 851 8001

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.

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12.4Entire Agreement; Amendment.  This Agreement (including its Exhibits and Schedules) contains the complete understanding of the Parties with respect to the subject matter of this Agreement and supersedes all prior understandings and writings relating to such subject matter.  No amendment, change or addition to this Agreement will be effective or binding on either Party unless reduced to writing and duly executed on behalf of both Parties.

12.5Headings.  Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

12.6Severability.  If any provision or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same shall not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement shall be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible.  In any such event, this Agreement shall be construed as if such clause of portion thereof had never been contained in this Agreement, and there shall be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by Applicable Law.

12.7Assignment.  Neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred by any Party without the consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that (a) a Party may, without such consent, assign this Agreement, in whole or in part to any of its respective Affiliates; provided that the assigning Party shall remain jointly and severally liable with such Affiliate in respect of all obligations so assigned, and (b) a Party may assign this Agreement, without such consent, to its successor in interest in connection with the merger, acquisition, sale of all or substantially all of the assets of or similar transaction of such Party.  In addition, if a Party is acquired by or mergers with a Third Party, any Patent Rights or other intellectual property rights owned or controlled by such Third Party, as of just prior to the closing of such transaction, shall be excluded from all rights licensed by such Party to the other Party under this Agreement.

12.8Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.9Force Majeure.  No Party shall be liable for failure of or delay in performing obligations (other than payment obligations) set forth in this Agreement, and no Party shall be deemed in breach of its obligations, if such failure or delay is due to God, a public or natural disaster, explosion, fire, flood, tornado, thunderstorm, hurricane, earthquake, war, terrorism, riot, embargo, loss or shortage of power, labor stoppage, substance or material shortage, events caused by reason of laws of any Governmental Authority, events caused by acts or omissions of a Third Party or any other cause reasonably beyond the control of such Party, if the Party affected gives prompt notice of any such cause to the other Party.  The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled; provided, however, that such affected Party commences and continues to use its Commercially Reasonable Efforts to cure or avoid the effects of such cause.  If any such delay resulting from such a force majeure exceeds [***] (from

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the date the applicable obligation was required to be performed), then the Party not affected by the force majeure will have the right to terminate this Agreement on written notice to the other Party, with the consequences set out in Section 10.3.

12.10Third Party Beneficiaries.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, other than an Cara Indemnitee under Section 9.5 or VFMCRP Indemnitee under Section 9.6.  No such Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party.

12.11Relationship of the Parties.  Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other, except as expressly provided in this Agreement.  Neither Party shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee compensation or benefits of the other Party’s employees.  No employee or representative of a Party shall have any authority to bind or obligate the other Party for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said other Party’s approval.  For all purposes, and notwithstanding any other provision of this Agreement to the contrary, the legal relationship under this Agreement of each Party to the other Party shall be that of independent contractor.  Nothing in this Agreement shall be construed to establish a relationship of partners or joint ventures between the Parties, or to grant a Party the right to bind the other Party to any obligations to any Third Party.

12.12Performance by Affiliates.  To the extent that this Agreement imposes obligations on Affiliates of a Party or permits a Party to exercise its rights or perform its obligations through its Affiliates, such Party agrees to cause its Affiliates to perform such obligations and shall guarantee performance of this Agreement by its Affiliates. If any disagreement arises out of the performance of this Agreement by an Affiliate of a Party, or the alleged failure of an Affiliate to comply with the conditions and obligations of this Agreement, the Party seeking to resolve such dispute shall have the right do so directly with the other Party, without any obligation to first pursue an action against, or recovery from, the Affiliate which is alleged to have caused a breach of this Agreement.

12.13Construction.  Each Party acknowledges that it has been advised by counsel during the course of negotiation of this Agreement, and, therefore, that this Agreement shall be interpreted without regard to any presumption or rule requiring construction against the Party causing this Agreement to be drafted.  Any reference in this Agreement to an ARTICLE, Section, subsection, paragraph, clause, Schedule or Exhibit shall be deemed to be a reference to any article, section, subsection, paragraph, clause, schedule or exhibit, of or to, as the case may be, this Agreement.  Except where the context otherwise requires, (a) wherever used, the use of any gender will be applicable to all genders; (b) the word “or” is used in the inclusive sense (and/or); (c) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restriction on such amendments, supplements or modifications set forth herein or therein); (d) any reference to any Law refers to such Law as from time to time enacted, repealed or amended; (e) the words “herein”, “hereof” and

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hereunder”, and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof; and (f) the words “include”, “includes” and “including” shall not limit the scope of the matter coming before such words and shall be deemed to be followed by the phrase “but not limited to”, “without limitation” or words of similar import.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Collaboration and License Agreement as of the Effective Date.

Cara Therapeutics, Inc. BY: /s/ Derek Chalmers NAME: Derek Chalmers TITLE: CEO	Vifor Fresenius Medical Care Renal Pharma Ltd. BY:/s/ Stefan Schulze NAME:Stefan Schulze TITLE:President of the Executive Committee and COO

Vifor Fresenius Medical Care Renal Pharma Ltd. BY:/s/ Dr. Oliver P. Kronenberg NAME:D. Oliver P. Kronenberg TITLE:Group General Counsel

[Signature Page to License Agreement]

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Exhibit 1.18

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Exhibit 1.34

Excluded Clinics and Programs

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Exhibit 1.62

Product Trademark

KORSUVA

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Exhibit 2.5(a)

Permitted Sublicensees

(a)	VFMCRP Affiliates;

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(b)	Vifor Pharma Affiliates;

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(c)	Third Parties

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[***] Confidential Treatment Requested